CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with IFRS, as issued by the International Accounting Standards Board (IASB).

As of March 31, 2019, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control – Integrated Framework (2013 Framework). Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2019 was effective.

M. Parent                                                             S. Branco
President and Chief Executive Officer                 Vice-president, Finance and Chief Financial Officer

Montreal (Canada)
May 17, 2019

1 | CAE Year-End Financial Results 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CAE Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of financial position of CAE Inc. and its subsidiaries (together, the Company) as of March 31, 2019 and 2018 and the related consolidated income statement, consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company's internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and their financial performance and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS). Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in the fiscal period beginning on April 1, 2018.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

CAE Year-End Financial Results 2019 | 2

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP 1

Montreal, Canada
May 17, 2019
We have served as the company's auditor since 1991.

_____________________________________________________________________________________________

1 CPA auditor, CA, public accountancy Permit No. A119714

3 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Financial Position

		March 31	March 31	April 1
(amounts in millions of Canadian dollars)	Notes	2019	2018	2017
			Restated	Restated
			(Note 2)	(Note 2)
Assets
Cash and cash equivalents		$446.1	$611.5	$504.7
Accounts receivable	4	496.0	452.0	450.1
Contract assets	10	523.5	439.7	348.5
Inventories	5	537.0	516.1	549.0
Prepayments		57.4	50.0	63.8
Income taxes recoverable		33.6	40.7	25.6
Derivative financial assets	28	19.3	13.3	23.4
Total current assets		$2,112.9	$2,123.3	$1,965.1
Property, plant and equipment	6	2,149.3	1,803.9	1,582.6
Intangible assets	7	2,027.9	1,055.6	944.0
Investment in equity accounted investees	31	312.1	242.7	375.8
Deferred tax assets	16	71.0	61.2	42.9
Derivative financial assets	28	12.8	11.5	16.0
Other assets	8	479.5	482.0	471.3
Total assets		$7,165.5	$5,780.2	$5,397.7

Liabilities and equity
Accounts payable and accrued liabilities	9	$872.2	$666.9	$686.1
Provisions	11	28.7	32.1	43.2
Income taxes payable		25.7	15.3	9.6
Deferred revenue		11.6	10.0	11.4
Contract liabilities	10	670.2	679.5	593.4
Current portion of long-term debt	12	264.1	52.2	51.9
Derivative financial liabilities	28	17.0	18.1	15.5
Total current liabilities		$1,889.5	$1,474.1	$1,411.1
Provisions	11	36.3	39.5	39.1
Long-term debt	12	2,064.2	1,208.7	1,203.5
Royalty obligations		136.2	140.8	138.5
Employee benefits obligations	14	212.6	200.6	157.7
Deferred gains and other liabilities	15	267.0	229.9	217.8
Deferred tax liabilities	16	147.0	184.7	213.0
Derivative financial liabilities	28	2.7	4.4	4.7
Total liabilities		$4,755.5	$3,482.7	$3,385.4
Equity
Share capital	17	$649.6	$633.2	$615.4
Contributed surplus		24.8	21.3	19.4
Accumulated other comprehensive income	18	199.0	260.3	191.1
Retained earnings		1,457.9	1,314.3	1,126.2
Equity attributable to equity holders of the Company		$2,331.3	$2,229.1	$1,952.1
Non-controlling interests		78.7	68.4	60.2
Total equity		$2,410.0	$2,297.5	$2,012.3
Total liabilities and equity		$7,165.5	$5,780.2	$5,397.7

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2019	2018
			Restated
			(Note 2)
Revenue	30	$3,304.1	$2,823.5
Cost of sales		2,362.6	1,945.6
Gross profit		$941.5	$877.9
Research and development expenses		101.4	114.9
Selling, general and administrative expenses		415.2	380.8
Other gains – net	21	(22.3)	(37.4)
After tax share in profit of equity accounted investees	30	(33.4)	(43.2)
Operating profit		$480.6	$462.8
Finance expense – net	22	80.9	77.2
Earnings before income taxes		$399.7	$385.6
Income tax expense	16	59.6	30.9
Net income		$340.1	$354.7
Attributable to:
Equity holders of the Company		$330.0	$346.0
Non-controlling interests		10.1	8.7
Earnings per share attributable to equity holders of the Company
Basic	17	$1.24	$1.29
Diluted	17	$1.23	$1.28

The accompanying notes form an integral part of these Consolidated Financial Statements.

5 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2019	2018
			Restated
Net income		$340.1	$354.7
Items that may be reclassified to net income
Foreign currency differences on translation of foreign operations		$(12.6)	$78.1
Reclassification to income of foreign currency differences		(23.2)	(26.6)
Net loss on cash flow hedges		(6.9)	(0.3)
Reclassification to income of gain (loss) on cash flow hedges		2.1	(0.6)
Net (loss) gain on hedges of net investment in foreign operations		(20.0)	15.2
Income taxes	16	2.2	2.1
		$(58.4)	$67.9
Items that will never be reclassified to net income
Remeasurement of defined benefit pension plan obligations	14	$4.2	$(33.0)
Net gain on financial assets carried at fair value through OCI	28	—	0.1
Income taxes	16	(1.1)	8.9
		$3.1	$(24.0)
Other comprehensive (loss) income		$(55.3)	$43.9
Total comprehensive income		$284.8	$398.6
Attributable to:
Equity holders of the Company		$271.8	$391.1
Non-controlling interests		13.0	7.5

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Statement of Changes in Equity

		Attributable to equity holders of the Company
		Common shares			Accumulated other			Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	income (Note 18)	earnings	Total	interests	equity
Balances at April 1, 2017 (Restated Note 2)		268,397,224	$615.4	$19.4	$191.1	$1,126.2	$1,952.1	$60.2	$2,012.3
Net income		—	$—	$—	$—	$346.0	$346.0	$8.7	$354.7
Other comprehensive income (loss)		—	—	—	69.2	(24.1)	45.1	(1.2)	43.9
Total comprehensive income		—	$—	$—	$69.2	$321.9	$391.1	$7.5	$398.6
Stock options exercised	23	1,246,575	18.7	(3.0)	—	—	15.7	—	15.7
Optional cash purchase of shares		1,967	—	—	—	—	—	—	—
Common shares repurchased and cancelled	17	(2,081,200)	(4.9)	—	—	(39.9)	(44.8)	—	(44.8)
Share-based compensation expense	23	—	—	4.9	—	—	4.9	—	4.9
Dividends to non-controlling interests		—	—	—	—	—	—	(2.6)	(2.6)
Additions to non-controlling interests		—	—	—	—	—	—	3.3	3.3
Stock dividends	17	173,964	4.0	—	—	(4.0)	—	—	—
Cash dividends	17	—	—	—	—	(89.9)	(89.9)	—	(89.9)
Balances at March 31, 2018 (Restated Note 2)		267,738,530	$633.2	$21.3	$260.3	$1,314.3	$2,229.1	$68.4	$2,297.5
Net income		—	$—	$—	$—	$330.0	$330.0	$10.1	$340.1
Other comprehensive (loss) income		—	—	—	(61.3)	3.1	(58.2)	2.9	(55.3)
Total comprehensive (loss) income		—	$—	$—	$(61.3)	$333.1	$271.8	$13.0	$284.8
Stock options exercised	23	1,231,600	21.1	(2.9)	—	—	18.2	—	18.2
Optional cash purchase of shares		2,459	0.1	—	—	—	0.1	—	0.1
Common shares repurchased and cancelled	17	(3,671,900)	(8.8)	—	—	(85.6)	(94.4)	—	(94.4)
Share-based compensation expense	23	—	—	6.4	—	—	6.4	—	6.4
Dividends to non-controlling interests		—	—	—	—	—	—	(2.7)	(2.7)
Stock dividends	17	146,914	4.0	—	—	(4.0)	—	—	—
Cash dividends	17	—	—	—	—	(99.9)	(99.9)	—	(99.9)
Balances at March 31, 2019		265,447,603	$649.6	$24.8	$199.0	$1,457.9	$2,331.3	$78.7	$2,410.0

The accompanying notes form an integral part of these Consolidated Financial Statements.

7 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2019	2018
			Restated
Operating activities
Net income		$340.1	$354.7
Adjustments for:
Depreciation of property, plant and equipment	6	137.6	120.8
Amortization of intangible and other assets		79.6	78.8
After tax share in profit of equity accounted investees		(33.4)	(43.2)
Deferred income taxes	16	(23.1)	(33.9)
Investment tax credits		8.2	(6.8)
Share-based compensation	23	9.3	23.1
Defined benefit pension plans	14	14.8	7.6
Amortization of other non-current liabilities		(30.3)	(32.8)
Derivative financial assets and liabilities – net		(5.8)	7.8
Gain on disposal of interest in investment	21	—	(14.3)
Remeasurement of investment, net of reorganization and other costs	21	(3.7)	(4.0)
Other		1.9	(10.9)
Changes in non-cash working capital	24	35.2	(43.6)
Net cash provided by operating activities		$530.4	$403.3
Investing activities
Business combinations, net of cash and cash equivalents acquired	3	$(827.8)	$(124.4)
Net proceeds from disposal of interests in investment	21	—	117.8
Addition of assets through the monetization of royalties	30	(202.7)	—
Capital expenditures for property, plant and equipment	6	(251.8)	(173.9)
Proceeds from disposal of property, plant and equipment		2.7	27.0
Additions to intangibles	7	(86.6)	(47.3)
Net payments to equity accounted investees		(37.7)	(11.5)
Dividends received from equity accounted investees		22.0	37.6
Other		2.7	5.7
Net cash used in investing activities		$(1,379.2)	$(169.0)
Financing activities
Proceeds from long-term debt	12	$955.3	$37.8
Repayment of long-term debt	12	(72.7)	(33.4)
Repayment of finance lease	12	(22.0)	(25.0)
Dividends paid		(99.9)	(89.9)
Issuance of common shares		18.3	15.7
Repurchase of common shares	17	(94.4)	(44.8)
Other		5.7	(2.9)
Net cash provided by (used in) financing activities		$690.3	$(142.5)
Effect of foreign exchange rate changes on cash
and cash equivalents		$(6.9)	$15.0
Net (decrease) increase in cash and cash equivalents		$(165.4)	$106.8
Cash and cash equivalents, beginning of period		611.5	504.7
Cash and cash equivalents, end of period		$446.1	$611.5
Supplemental information:
Interest paid		$55.2	$56.0
Interest received		14.9	12.9
Income taxes paid		34.0	36.4

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2019 | 8

Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements
(Unless otherwise stated, all tabular amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 17, 2019.

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment, provide training, and develop integrated training solutions for defence and security markets, commercial airlines, business aircraft operators, helicopter operators, aircraft manufacturers and for healthcare education and service providers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain a database of airports, other landing areas, flying environments, mission-specific environments, and motion and sound cues. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres with locations around the world.

The Company’s operations are managed through three segments:

(i)    Civil Aviation Training Solutions – Provides comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services;
(ii)   Defence and Security – Is a training systems integrator for defence forces across the air, land and naval domains, and for government organizations responsible for public safety;
(iii)   Healthcare – Designs and manufactures simulators, audiovisual and simulation centre management solutions, develops courseware and offers services for training of medical, nursing and allied healthcare students as well as medical practitioners worldwide.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation
The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements have been prepared in accordance with Part I of the CPA Canada Handbook – Accounting and International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: contingent consideration, derivative financial instruments, financial instruments at fair value through profit and loss, financial instruments at fair value through other comprehensive income and liabilities for cash-settled share-based arrangements.

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Basis of consolidation
Subsidiaries
Subsidiaries are all entities over which the Company has control. Control exists when the Company is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through the power over the entity. Subsidiaries are fully consolidated from the date control is obtained and they are no longer consolidated on the date control ceases. All intercompany accounts and transactions have been eliminated.

Joint arrangements
Joint arrangements are arrangements in which the Company exercises joint control as established by contracts requiring unanimous consent for decisions about the activities that significantly affect the arrangement’s returns. When the Company has the rights to the net assets of the arrangement, the arrangement is classified as a joint venture and is accounted for using the equity method. When the Company has rights to the assets and obligations for the liabilities relating to an arrangement, the arrangement is classified as a joint operation and the Company accounts for each of its assets, liabilities and transactions, including its share of those held or incurred jointly, in relation to the joint operation.

Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits or losses and movements in other comprehensive income (OCI) of the investee. When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Company does not recognize further losses, unless it will incur obligations or make payments on behalf of the joint ventures.

9 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Unrealized gains resulting from transactions with joint ventures are eliminated, to the extent of the Company’s share in the joint venture. For sales of products or services from the Company to its joint ventures, the elimination of unrealized profits is considered in the carrying value of the investment in equity accounted investees in the consolidated statement of financial position and in the share in profit or loss of equity accounted investees in the consolidated income statement.

Business combinations
Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

Contingent consideration classified as a liability is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date affect the acquisition accounting.

Non-controlling interests
Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships
Recognition, classification and measurement
A financial instrument is any contract that gives rise to a financial asset in one entity and a financial liability or equity instrument in another entity. Financial assets and financial liabilities, including derivatives, are recognized in the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability.

Financial instruments are subsequently measured based on their classification, which are:

–	Financial instruments measured at amortized cost;

–	Financial instruments measured at fair value through profit or loss (FVTPL);

–	Financial instruments measured at fair value through other comprehensive income (FVOCI).

Financial assets
A financial asset is measured at amortized cost if it meets both of the following conditions:
–     The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and
–  The contractual terms of the financial asset give rise, on specific dates, to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in income when the asset is derecognized, modified or impaired. The Company’s financial assets at amortized cost include accounts receivable and advances to a portfolio investment.

Financial assets at FVTPL include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, and financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not SPPI are classified and measured at FVTPL, irrespective of the business model. Financial assets at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial assets at FVTPL include cash and cash equivalents, and derivative instruments not designated as hedging instrument in a hedge relationship.

CAE Year-End Financial Results 2019 | 10

Notes to the Consolidated Financial Statements

Financial assets at FVOCI are equity investments the Company has irrevocably elected to classify at FVOCI. This classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never transferred to income. Dividends are recognized in the income statement when the right of payment has been established, except when the Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI.

Financial assets are not reclassified subsequent to their initial recognition, unless the Company changes its business model for managing financial assets.

Financial liabilities
Financial liabilities at FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as at FVTPL. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivatives financial instruments that are not designated as hedging instrument in a hedge relationship. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.

Financial liabilities at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial liabilities measured at FVTPL include contingent liabilities arising on business combinations and also derivative instruments not designated as hedging instrument in a hedge relationship.

Financial liabilities at amortized cost are subsequently measured using the EIR method. Gains and losses are recognized in income when the liabilities are derecognized as well as through the EIR amortization process. The Company’s financial liabilities at amortized cost include accounts payables, accrued liabilities, long term debt, including interest payable, as well as royalty obligations.

Transaction costs
Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified at FVTPL and FVOCI) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the EIR method.

Offsetting of financial assets and financial liabilities
Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has an unconditional and legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Hedge accounting
The Company uses derivative financial instruments, such as forward currency contracts, cross currency swaps and interest rate swaps to hedge its foreign currency risks and interest rate risks, respectively. A hedging relationship qualifies for hedge accounting when it meets all of the following effectiveness requirements:

–	There is ‘an economic relationship’ between the hedged item and the hedging instrument;

–	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship;

–	The hedge ratio of the hedging relationship is the same as that resulting from the quantities of:
–The hedged item that the Company actually hedges and
–The hedging instrument that the Company actually uses to hedge that quantity of hedged item.

For the purpose of hedge accounting, hedges are classified as:

–
Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probably forecast transaction or the foreign currency risk in an unrecognized firm commitment;

–	Hedges of a net investment in a foreign operation;

–	Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

Documentation
At the inception of a hedge relationship, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

Cash flow hedge
The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial items, gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial items are derecognized or amortized.

11 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized in income immediately.

Hedge of net investments in foreign operations
The Company has designated certain long-term debts as a hedging item of the Company’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI and is limited to the translation gain or loss on the net investment.

Fair value hedge
The Company currently does not enter into fair value hedge transactions.

Derecognition
Financial assets
A financial asset is derecognized when:

–	The rights to receive cash flows from the asset have expired; or

–
The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

The Company is involved in a program in which it sells interests in certain of its accounts receivable. The Company continues to act as a collection agent. Under the program the Company transfers some significant risks and rewards of the accounts receivable it sells and retains others. The accounts receivable are derecognized up to an amount corresponding to the extent of the Company's continuing involvement, which represents its maximum retained exposure.

Impairment of financial assets
The Company uses the expected credit loss (ECL) model for calculating impairment of financial assets and recognizes expected credit losses as loss allowances for assets measured at amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at the original or credit adjusted effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables and contract assets, the Company applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the assets.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

Foreign currency translation
Foreign operations
Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. Revenue and expenses are translated at the average exchange rates. The resulting translation adjustments are included in OCI.

When a Company has a long-term intercompany balance receivable from or payable to a foreign operation for which settlement is not planned in the foreseeable future, such item is considered, in substance, a part of the Company’s net investment in that foreign operation. Gains or losses arising from the translation of those intercompany balances denominated in foreign currencies are also included in OCI.

Transactions and balances
Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income, except when deferred in OCI as qualifying cash flow hedges and qualifying net investment hedges.

CAE Year-End Financial Results 2019 | 12

Notes to the Consolidated Financial Statements

Cash and cash equivalents
Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable
Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of a credit loss allowances, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are recognized in income.

Inventories
Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to generate revenue. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment
Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs, such as updates on training devices, are included in the asset’s carrying amount or recognized as a separate asset only when it is probable that future economic benefits will flow to the Company and the cost of the item can be reliably measured; otherwise, they are expensed.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Amortization rate/period
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 40 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 15 years
Aircraft	Straight-line (residual not exceeding 15%)	Not exceeding 25 years
Aircraft engines	Based on utilization	Not exceeding 3,500 hours

Depreciation methods, useful lives and residual values are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases
The Company leases certain property, plant and equipment from and to others. Leases in which substantially all the risks and rewards of ownership are transferred are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor
With regards to finance leases, the asset is derecognized at the commencement of the lease. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non-current receivables. Finance income is recognized over the term of the lease based on the effective interest method. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

13 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The Company as a lessee
Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Finance expense is recognized over the term of the lease based on the effective interest method. Payments made under operating leases are charged to income on a straight-line basis over the term of the lease.

Sale and leaseback transactions
The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the Civil Aviation training Solutions and Defence and Security segments. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized in income. If the sales price is below fair value, the shortfall is recognized in income immediately except if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

Intangible assets
Goodwill
Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries. Goodwill represents the excess of the aggregate of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration and the acquisition-date fair value of any previous held equity interest in the acquiree, over the fair value of the net identifiable assets of the acquiree at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development (R&D)
Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

Other intangible assets
Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
(in years)
Capitalized development costs	3 to 10
Customer relationships	3 to 20
ERP and other software	3 to 10
Licenses and technology	3 to 20
Other intangible assets	2 to 40

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets
The carrying amounts of the Company’s non-financial assets subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

CAE Year-End Financial Results 2019 | 14

Notes to the Consolidated Financial Statements

The recoverable amount of an asset or a cash-generating unit (CGU) is the greater of its value in use and its fair value less costs of disposal. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs or groups of CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs
Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that takes a substantial period of time to get ready for its intended use. Capitalization of borrowing costs ceases when the asset is completed and ready for its intended use. All other borrowing costs are recognized as finance expense in income, as incurred.

Other assets
Restricted cash
The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs
Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions
Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions for estimated contract losses are recognized as an onerous contract provision in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

Long-term debt
Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds, net of transaction costs, and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the drawdown occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

15 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Share capital
Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of tax, is recognized as a deduction from equity.

Revenue recognition
The Company recognizes revenue when it transfers the control of the promised goods or services to the customer. The transaction price is the amount of consideration to which the Company is expected to be entitled to in exchange for transferring promised goods or services. Variable consideration is included in the transaction price when it is highly probable that there will be no significant reversal of revenue in the future. Variable consideration is usually derived from sales incentives, in the form of discounts or volume rebates, and penalties. The Company identifies the various performance obligations of the contract and allocates the transaction price based on the estimated relative stand-alone selling prices of the promised goods or services underlying each performance obligation.

The Company’s performance obligations are satisfied over time or at a point in time depending on the transfer of control to the customer.

Sales of goods and services
Customized training devices
Revenues from contracts with customers for the design, engineering, and manufacturing of training devices are recognized over time using the cost input method when the Company determines that these devices have a sufficient level of customization such that they have no alternative use and the Company has enforceable rights to payment for work completed to date. The measure of progress toward complete satisfaction of the performance obligation is generally determined by comparing the actual direct contract costs incurred to date to the total estimated costs for the entire contract. When the Company determines that there is an alternative use for these devices, revenue is recognized at a point in time, when the customer obtains control of the device.

Standardized training devices
Revenue from contracts with customers for the construction of standardized training devices is recognized at a point in time, when the customer obtains control of the device.

Training services
Revenues from the sale of training hours or training courses are recognized at a point in time, when services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. For both phases, revenue is recognized over time, using the time elapsed input method.

Product maintenance, support and updates
Revenues from the sale of product maintenance services and post-delivery customer support are recognized over time, using the time elapsed output method or costs incurred method. Revenues from update services, to enhance a training device currently owned by a customer, are recognized over time, using the cost input method.

Spare parts
Revenue from the sale of spare parts is recognized at a point in time, which is generally on delivery to the customer.

Software arrangements
Revenue from off-the-shelf software sales is recognized at a point in time, on delivery. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software is recognized over time using the cost input method.

Other
Significant financing component
The Company accounts for a significant financing component on contracts of more than 12 months where timing of cash receipts and revenue recognition differ substantially. The transaction price for such contracts is adjusted for the time value of money, using the rate that would be reflected in a separate financing transaction between the Company and its customers at contract inception, to take into consideration the significant financing component.

Non-monetary transactions
The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the most reliable measure of the fair value of the asset or service given up or fair value of the asset or service received.

CAE Year-End Financial Results 2019 | 16

Notes to the Consolidated Financial Statements

Contract modifications
Contract modifications, which consist of an increase in the scope or price of a contract, are accounted for as a separate contract when the additional goods or services to be delivered are distinct from those delivered prior to the contract modification and when the price increases by an amount of consideration that reflects its stand-alone selling price. Contract modifications are treated prospectively when the additional goods or services are distinct, but the price increase does not reflect the stand-alone selling price. When the remaining goods or services are not distinct, the Company recognizes an adjustment to revenue of the initial contract on a cumulative catch-up basis at the date of the contract modification.

Costs to obtain and to fulfill a contract
The Company recognizes incremental costs of obtaining a contract as an asset when they are expected to be recovered over a period of more than one year. The Company recognizes costs directly related to fulfilling a contract with a customer as an asset when they generate or enhance resources that will be used to satisfy the performance obligation in the future and they are expected to be recovered, These assets are amortized on a systematic basis that is consistent with the Company’s transfer of the related goods or services to the customer.

Right to invoice
If the Company has the right to invoice a customer in an amount that directly corresponds with the value of the Company’s performance to date then revenue can be recognized at the invoice amount.

Contract balances
The timing of revenue recognition, billing and cash collections results in accounts receivable, contract assets and contract liabilities on the consolidated financial position.

Contract assets are recognized when revenue is recognized in excess of billings or when the Company has a right to consideration and that right is conditional to something other than the passage of time. Contract assets are subsequently transferred to accounts receivable when the right to payment becomes unconditional.

Contract liabilities are recognized when payments received from customers are in excess of revenue recognized. Contract liabilities are subsequently recognized in revenue when the Company satisfies its performance obligations.

Contract assets and contract liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period and are classified as current based on our normal operating cycle.

Employee benefits
Defined benefit pension plans
The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date less the fair value of plan assets out of which the obligations are to be settled. The defined benefit obligations are actuarially determined for each plan using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using the interest rate of high-quality corporate bonds that are denominated in the currency in which the benefit will be paid and that have terms to maturity approximating the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

The value of any employee benefit asset recognized is restricted to the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent that they require paying contributions to cover an existing shortfall. Plan assets can only be used to fund employee benefits, are not available to the creditors of the Company, nor can they be paid directly to the Company. Fair value of plan assets is based on market price information.

The Company determines the net pension cost of its Canadian defined benefit plans utilizing individual discount rates derived from the yield curve. For the other defined benefit plans, the Company utilises a single weighted average discount rate derived from the yield curve.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense as incurred at the earlier of when the plan amendment or curtailment occurs and when the entity recognizes related termination benefits.

Defined contribution pension plans
The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay the benefits to all employees. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

17 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Termination benefits
Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the Employee Stock Option Plan (ESOP); and cash-settled share-based payments plans that include the Employee Stock Purchase Plan (ESPP), the Executive Deferred Share Unit (EDSU) plan, the Deferred Share Unit (DSU) plan, the Long-Term Incentive Time Based plans and a Long-Term Incentive Performance Based plan. The Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan are time based plans and the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan is performance based plan.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For the equity-settled plan, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately. When the options are exercised, the Company issues new shares and the proceeds received net of any directly attributable transaction costs are credited to share capital.

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with two major Canadian financial institutions in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the EDSU, DSU, LTI-DSU and LTI-TB RSU programs.

Current and deferred income tax
Income tax expense comprises current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized in OCI or directly in equity, in which case it is recognized in OCI or directly in equity, respectively.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date in the countries where the Company and its subsidiaries operate and generate taxable income, and any adjustment to tax payable or receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the financial position liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is probable to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that a recognized deferred tax asset will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that an unrecognized deferred tax asset will be realized.

CAE Year-End Financial Results 2019 | 18

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or if their tax assets and liabilities will be realized simultaneously.

Taxes on income in the interim periods are accrued by jurisdiction using the effective tax rate that would be applicable to expected total annual profit or loss of the jurisdiction.

Investment tax credits
Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount. Investment tax credits expected to be recovered beyond 12 months are classified in Other assets.

Earnings per share
Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. Only the Company’s stock options have a dilutive potential on common shares.

Government participation
Government contributions are recognized when there is reasonable assurance that the contributions will be received and all attached conditions will be complied with by the Company. Government participation related to the acquisition of intangible assets is recorded as a reduction of the cost of the related asset while government participation related to current expenses is recorded as a reduction of the related expenses.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions. Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ.

Project New Core Markets and Project Phoenix require the Company to pay royalties. The obligation to pay royalties, recognized as royalty obligations, is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The current portion is included as part of accrued liabilities. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government participation which is recognized as a reduction of related expenses or as a reduction of the cost of the related asset.

The Company recognizes the Government of Canada’s participation in Project Falcon and Project Innovate and the Government of Canada's and the Government of Québec's in Project Digital Intelligence as interest-bearing long-term debt. The initial measurement of the accounting liability is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Use of judgements, estimates and assumptions
The preparation of the consolidated financial statements requires the Company’s management (management) to make judgements, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations
Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.

19 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Development costs
Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets
The Company’s impairment test for goodwill is based on internal estimates of fair value less costs of disposal calculations and uses valuation models such as the discounted cash flows model (level 3). Key assumptions on which management based its determination of fair value less costs of disposal include estimated growth rates, post-tax discount rates and tax rates. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

See Note 20 for further details regarding assumptions used.

Revenue recognition
Combining contracts
The Company uses judgement to determine if multiple contracts with the same customer should be combined by evaluating if the contracts were negotiated as a single commercial package, if the consideration in one contract depends on the other contract or if the goods and services are a single performance obligation.

Determining the transaction price
The Company is required to estimate the amount of variable consideration to be included in the transaction price only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not subsequently occur. The amount of variable consideration is estimated using either the expected value method or the most likely amount depending on which method best predicts the amount the Company will be entitled to receive.

Transaction price allocated to performance obligations
In allocating the transaction price for contracts with multiple performance obligations, the Company estimates the stand-alone selling price using the expected cost plus a margin approach if they are not directly observable.

Timing of satisfaction of performance obligations
For contracts where revenue is recognized over time using the cost input method, the Company is required to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete as well as its revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans
The cost of defined benefit pension plans and the present value of the employee benefit obligations are determined using actuarial valuations. Actuarial valuations involve, amongst others, making assumptions about discount rates, future salary increases and mortality rates. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of the employee benefit obligations and the cost of the defined benefit pension plans. In determining the appropriate discount rate, management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country. Individual discount rates are derived from the yield curve and are used to determine the service cost and interest cost of the Canadian defined benefit pension plans at the beginning of the year. The present value of the employee benefit obligations for these Canadian plans is determined based on the individual discount rates derived from the yield curve at the end of the year.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 14 for further details regarding assumptions used.

Government royalty repayments
In determining the amount of repayable government royalties, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues. Revenue projections consider past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates, ranging from 6.0% to 15.0%, over the period of repayments. The estimated repayments are discounted using average rates ranging from 6.0% to 9.5% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government participation. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2019 by approximately $3.5 million (2018 − $4.0 million).

CAE Year-End Financial Results 2019 | 20

Notes to the Consolidated Financial Statements

Share-based payments
The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which depends on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes
The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involves uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the weighted average probability of the possible outcomes. Differences between actual results and those estimates could influence the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize future tax benefits.

Leases
The classification as either finance or operating lease is based on management’s judgement of the application of criteria provided in IAS 17 – Leases and on the substance of the lease arrangement. Most of the Company’s arrangements accounted for as operating leases are in relation to buildings and flight simulators. With regards to certain aircraft used in the Company’s live training operations, management has concluded that the undiscounted lease rental payments in the amount of $46.6 million (2018 - $119.4 million) associated with the lease convention to these aircraft should be accounted for as an off-balance sheet arrangement as it is offset by a reciprocal arrangement with a third party and is non-recourse to CAE.

NOTE 2 – CHANGES IN ACCOUNTING POLICIES
New and amended standards adopted by the Company
IFRS 15 - Revenue from contracts with customers
In May 2014, the IASB released IFRS 15 - Revenue from Contracts with Customers, which supersedes IAS 11 - Construction Contracts and IAS 18 - Revenue and related interpretations. The core principle of the new standard is to recognize revenue to depict fulfillment of performance obligations to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenue is recognized when, or as, the customer obtains control of the goods or services. The new standard also provides guidance for transactions that were not previously addressed comprehensively, improves guidance for multiple-element arrangements and enhances revenue related disclosures.

IFRS 15 was adopted effective April 1, 2018. The Company elected to implement the standard using the full retrospective method, which requires the restatement of the Company's 2018 results and an opening adjustment to equity as at April 1, 2017. The Company has also elected to use the following practical expedients:

–	No restatement for contracts that were completed as at, or prior to April 1, 2017;

–
Reflecting the aggregate effect of modifications to contracts that occurred prior to April 1, 2017 when identifying the satisfied and unsatisfied performance obligations and when determining the transaction prices to be allocated thereto; and

–	For all periods presented prior to April 1, 2018, the amount of the transaction price allocated to the remaining performance obligations or expected depletion of that amount will not be disclosed.

The Company has reviewed its revenue contracts to evaluate the effect of the new standard on CAE's revenue recognition practices. The adoption of the new standard had the following impacts:

–
Revenue recognition for certain performance obligations previously accounted for using the percentage-of-completion method no longer meet the requirements for revenue recognition over time. Revenue for these performance obligations are recognized upon completion. As the performance obligations for these devices are met and manufacturing advances, the costs to build are recognized as inventory;

–
Contracts in which the Company receives significant payment in advance now require a portion of the contract consideration to be allocated to a significant financing component, when certain criteria are met;

–	Identification of performance obligations for certain multiple-element arrangements is changed;

–
The Company previously presented contract assets and liabilities related to construction contracts in the contracts in progress accounts, while balances related to the sale of goods and services were presented in accrued receivables and deferred revenue. All contract balances, on a contract-by-contract basis, are now presented in contract assets or contract liabilities.

21 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The cumulative effect of the impacts of adopting IFRS 15 are presented in the tables below:

Reconciliation of financial position

	April 1, 2017			March 31, 2018
As previously		IFRS 15		As previously	IFRS 15
(amounts in millions)	reported	Adjustments	As restated	reported	Adjustments	As restated
Assets
Cash and cash equivalents	$504.7	$—	$504.7	$611.5	$—	$611.5
Accounts receivable	548.4	(98.3)	450.1	568.4	(116.4)	452.0
Contracts in progress: assets	337.5	(337.5)	—	401.6	(401.6)	—
Contract assets	—	348.5	348.5	—	439.7	439.7
Inventories	416.3	132.7	549.0	375.3	140.8	516.1
Prepayments	63.8	—	63.8	50.0	—	50.0
Income taxes recoverable	25.6	—	25.6	40.7	—	40.7
Derivative financial assets	23.4	—	23.4	13.3	—	13.3
Total current assets	$1,919.7	$45.4	$1,965.1	$2,060.8	$62.5	$2,123.3
Property, plant and equipment	1,582.6	—	1,582.6	1,803.9	—	1,803.9
Intangible assets	944.0	—	944.0	1,055.6	—	1,055.6
Investment in equity
accounted investees	378.4	(2.6)	375.8	244.5	(1.8)	242.7
Deferred tax assets	42.8	0.1	42.9	60.9	0.3	61.2
Derivative financial assets	16.0	—	16.0	11.5	—	11.5
Other assets	471.3	—	471.3	482.0	—	482.0
Total assets	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

Liabilities and equity
Accounts payable and
accrued liabilities	$695.2	$(9.1)	$686.1	$669.6	$(2.7)	$666.9
Provisions	43.2	—	43.2	32.1	—	32.1
Income taxes payable	9.6	—	9.6	15.3	—	15.3
Deferred revenue	266.6	(255.2)	11.4	371.5	(361.5)	10.0
Contracts in progress:
liabilities	191.9	(191.9)	—	161.8	(161.8)	—
Contract liabilities	—	593.4	593.4	—	679.5	679.5
Current portion of
long-term debt	51.9	—	51.9	52.2	—	52.2
Derivative financial liabilities	15.5	—	15.5	18.1	—	18.1
Total current liabilities	$1,273.9	$137.2	$1,411.1	$1,320.6	$153.5	$1,474.1
Provisions	39.1	—	39.1	39.5	—	39.5
Long-term debt	1,203.5	—	1,203.5	1,208.7	—	1,208.7
Royalty obligations	138.5	—	138.5	140.8	—	140.8
Employee benefits obligations	157.7	—	157.7	200.6	—	200.6
Deferred gains
and other liabilities	217.8	—	217.8	229.9	—	229.9
Deferred tax liabilities	238.6	(25.6)	213.0	208.1	(23.4)	184.7
Derivative financial liabilities	4.7	—	4.7	4.4	—	4.4
Total liabilities	$3,273.8	$111.6	$3,385.4	$3,352.6	$130.1	$3,482.7
Equity
Share capital	$615.4	$—	$615.4	$633.2	$—	$633.2
Contributed surplus	19.4	—	19.4	21.3	—	21.3
Accumulated other
comprehensive income	193.7	(2.6)	191.1	262.3	(2.0)	260.3
Retained earnings	1,192.3	(66.1)	1,126.2	1,381.4	(67.1)	1,314.3
Equity attributable to equity
holders of the Company	$2,020.8	$(68.7)	$1,952.1	$2,298.2	$(69.1)	$2,229.1
Non-controlling interests	60.2	—	60.2	68.4	—	68.4
Total equity	$2,081.0	$(68.7)	$2,012.3	$2,366.6	$(69.1)	$2,297.5
Total liabilities and equity	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

CAE Year-End Financial Results 2019 | 22

Notes to the Consolidated Financial Statements

Reconciliation of net income

		Year ended March 31, 2018
		As previously	IFRS 15
	reported	reported	Adjustments	As restated
Revenue		$2,830.0	$(6.5)	$2,823.5
Cost of sales		1,953.1	(7.5)	1,945.6
Gross profit		$876.9	$1.0	$877.9
Research and development
expenses		114.9	—	114.9
Selling, general and
administrative expenses		380.8	—	380.8
Other gains – net		(37.4)	—	(37.4)
After tax share in profit of equity
accounted investees		(42.4)	(0.8)	(43.2)
Operating profit		$461.0	$1.8	$462.8
Finance expense – net		76.2	1.0	77.2
Earnings before income taxes		$384.8	$0.8	$385.6
Income tax expense		29.1	1.8	30.9
Net income		$355.7	$(1.0)	$354.7
Attributable to:
Equity holders of the Company		$347.0	$(1.0)	$346.0
Non-controlling interests		8.7	—	8.7
Earnings per share attributable to
equity holders of the Company
Basic		$1.29	$—	$1.29
Diluted		$1.29	$(0.01)	$1.28

While the timing of contract revenue and profit recognition is impacted, there are no changes to cash flows.

IFRS 9 - Financial instruments
In July 2014, the IASB released the final version of IFRS 9 - Financial Instruments replacing IAS 39 - Financial Instruments: Recognition and Measurement. IFRS 9 incorporates all three aspects of the accounting for financial instruments: classification and measurement, impairment and hedge accounting.

IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. The new standard largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities.

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an ‘expected credit loss’ model. Specifically, the new standard requires entities to account for expected credit losses when financial instruments are first recognized and requires the recognition of expected credit losses on a timelier basis.

The new hedge accounting model is more principles-based and aligns hedge accounting more closely with risk management.

IFRS 9 was adopted retrospectively, with the initial application date as of April 1, 2018. The adoption of this standard had no significant financial impact on the consolidated financial statements of CAE.

New and amended standards not yet adopted by the Company
IFRS 16 - Leases
In January 2016, the IASB released IFRS 16 - Leases, which will replace IAS 17 - Leases and related interpretations. The new standard introduces a single lessee accounting model and eliminates the classification of leases as either operating or finance leases. It requires the lessee to recognize a right-of-use asset and a lease liability for substantially all leases. Lessors will continue to classify leases as operating leases or finance leases as IFRS 16 substantially carries forward the current lessor accounting requirements.

For the Company, IFRS 16 will be effective for the fiscal period beginning on April 1, 2019.

The Company expects to apply IFRS 16 using the modified retrospective approach. Under this approach, the comparative information will not be restated and the cumulative effect of initially applying IFRS 16 will be recognized in equity at the date of initial application, on April 1, 2019.

23 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The Company has elected to apply the following transitional practical expedients:

–	Maintain previous assessment of whether a contract is, or contains, a lease at the date of initial application;

–	Use of hindsight when evaluating the lease term if a contract contains options to extend or terminate the lease;

–	Recognize short-term leases and leases of low value assets as a lease expense on a straight-line basis, consistent with current IAS 17 accounting;

–	Account for leases for which the remaining lease term ends within 12 months of the effective date as a short-term lease;

–	Adjust the right-of-use asset by the amount of the previously assessed IAS 37 onerous contract provision as an alternative to an impairment review;

–	Exclude initial direct costs from the measurement of the right-of-use asset at the date of initial application.

The Company expects to recognize new right-of-use assets and lease liabilities of approximately $230 million and $260 million, respectively. The change to the recognition, measurement and presentation requirements from the adoption of this standard will result in a decrease of the Company’s operating lease expense and an increase of its finance and depreciation expenses. The Company continues to assess the impact of adoption on deferred tax balances.

Refer to Note 26 for further details on the Company's future minimum lease payments under operating leases as at March 31, 2019.

NOTE 3 – BUSINESS COMBINATIONS
Fiscal 2019
Alpha-Omega Change Engineering
On July 31, 2018, the Company acquired the shares of Alpha-Omega Change Engineering Inc. (AOCE) for cash consideration of $34.4 million, subject to purchase price adjustments related to working capital. AOCE is a provider of aircrew training services, operational test and evaluation, and engineering support services to the U.S. Department of Defense and U.S. intelligence service.

Avianca's Training Business
On January 30, 2019, as part of an exclusive 15-year training outsourcing agreement, the Company acquired the remaining 50% equity interest in Avianca-CAE Flight Training (ACFT), a recently formed training joint venture, and training assets located in Colombia and El Salvador from Avianca Holdings, for cash consideration of $50.1 million.
Prior to this transaction, the Company's 50% ownership interest in ACFT was accounted for using the equity method.
Logitude
On March 7, 2019, the Company acquired the shares of Logitude Oy for total consideration of $8.7 million. Logitude designs and develops software solutions related to flight and cabin crew training management and training records management, including evidence-based training.

Bombardier's Business Aircraft Training Business
On March 13, 2019, the Company acquired Bombardier’s Business Aircraft Training (BAT) Business for cash consideration of $709.9 million, subject to purchase price adjustments primarily related to working capital.

The acquisition provides the Company with a specialized workforce, a portfolio of customers, and business jet full-flight simulators and training devices to add to its training network.

Indian Training Centres
On March 27, 2019, the Company acquired the remaining 50% equity interest in the CAE Flight Training (India) Private Limited (CFTPL) joint venture and an additional 25% equity interest in the CAE Simulation Training Private Limited (CSTPL) Indian joint venture for cash consideration of $31.5 million.

As a result, the Company acquired control over CFTPL's assets for the training centres located in India, including a portfolio of customers, and now owns a 50% equity interest in CSTPL, a joint venture training centre between CAE and InterGlobe Enterprises located in India.

Prior to this acquisition, the Company's 50% ownership interest in CFTPL was accounted for using the equity method. The gain resulting from the remeasurement to fair value of the previously held interest in CFTPL is included in Other gains - Net in the consolidated income statement (Note 21).

CAE Year-End Financial Results 2019 | 24

Notes to the Consolidated Financial Statements

The determination of the fair value of the net assets acquired and liabilities assumed arising from the acquisitions are as follows:

Bombardier's BAT
	Business	Other	Total
Current assets, excluding cash on hand	$—	$45.4	$45.4
Current liabilities	(6.1)	(39.8)	(45.9)
Property, plant and equipment	134.6	40.6	175.2
Investment in equity accounted investee	—	21.7	21.7
Intangible assets	695.8	115.7	811.5
Deferred tax	13.1	14.1	27.2
Other non-current assets	9.3	—	9.3
Long-term debt, including current portion	(137.6)	(15.2)	(152.8)
Other non-current liabilities	(2.7)	(49.0)	(51.7)
Fair value of net assets acquired, excluding cash and cash equivalents	$706.4	$133.5	$839.9
Cash and cash equivalents acquired	—	4.6	4.6
Total purchase consideration	$706.4	$138.1	$844.5
Net short-term receivable (payable)	2.9	(4.1)	(1.2)
Settlement of pre-existing relationship	0.6	0.5	1.1
Fair value of previously held interest in equity accounted investees	—	(12.0)	(12.0)
Total cash consideration	$709.9	$122.5	$832.4

The fair value of the acquired identifiable intangible assets amount to $811.5 million and consists of goodwill of $443.0 million ($334.5 million is deductible for tax purposes), licenses of $169.5 million, customer relationships of $191.4 million and other intangible assets of $7.6 million.

The fair value and the gross contractual amount of the acquired accounts receivable were $23.6 million.

Total acquisition costs incurred during fiscal 2019 relating to these acquisitions are included in Other gains - Net in the consolidated income statement (Note 21).

Had the acquired businesses been consolidated from April 1, 2018, the consolidated income statement would have shown revenue and segment operating income of approximately $330 million and $50 million respectively. These pro-forma amounts are estimated based on the operations of the acquired businesses prior to the business combinations by the Company and assuming that the purchase price allocations were effective April 1, 2018.

The net assets acquired, including intangibles, of AOCE are included in the Defence and Security segment. The goodwill arising from the acquisition is attributable to the enhancement of the Company’s core capabilities as a training systems integrator, strengthening of its position on enduring platforms such as fighter aircraft and expanded ability to pursue higher-level security programs in the United States.

The net assets acquired, including intangibles, of Avianca's Training Business, Logitude, Bombardier’s BAT Business and the Indian Training Business are included in the Civil Aviation Training Solutions segment. The goodwill arising from these acquisitions is mainly attributable to the expansion of CAE’s customer installed base of business jet and commercial flight simulators, market capacity consolidation and expected synergies from combining operations.

During the year, the Company finalized the purchase price allocation of AOCE and the acquisitions from fiscal 2018. The purchase price allocation for Avianca's Training Business, Logitude, Bombardier's Business Aircraft Training Business and the Indian Training Centres are preliminary.

Fiscal 2018
Acquisition of a portfolio of training assets
During the second quarter of fiscal 2018, the Company acquired a portfolio of training assets in North America and Europe from a full-flight simulator leasing business for cash consideration of $24.7 million. With this acquisition, the Company obtained fully operational full-flight simulators and various customer contracts.

The determination of the fair value of the identifiable assets acquired and liabilities assumed are as follows: $24.7 million of property plant and equipment, $4.6 million of goodwill, $1.4 million of non-current assets and $6.0 million of non-current liabilities.

Asian Aviation Centre of Excellence Sdn. Bhd.
On November 17, 2017, the Company completed the acquisition of the remaining 50% equity interest in Asian Aviation Centre of Excellence Sdn. Bhd. (AACE) from AirAsia, for a cash consideration of $114.8 million [US$90 million] and long-term contingent cash consideration payable of up to US$10 million if certain criteria are met (Note15).

25 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

As a result, the Company’s interest in AACE increased from 50% to 100%, obtaining control over AACE’s three training centres located in Malaysia, Singapore and Vietnam, as well as its 50% joint control of Philippine Academy of Aviation Training, a joint venture training centre between AACE and Cebu Pacific, located in the Philippines. With this acquisition, the Company owns a customer installed base of commercial flight simulators and owns assets including full-flight simulators, simulator parts and equipment, facilities and a talented workforce.

Before the transaction, the Company's 50% ownership interest in AACE was accounted for using the equity method. The net gain resulting from the remeasurement to fair value of the previously held interest in AACE was included in Other gains – Net in the consolidated income statement (Note 21).

The determination of the fair value of the net assets acquired and liabilities assumed arising from the AACE acquisition are as follows:

Total
Current assets, excluding cash on hand	$16.2
Current liabilities	(21.3)
Property, plant and equipment	103.0
Investment in equity accounted investee	8.4
Intangible assets	114.9
Deferred tax	(5.3)
Non-current liabilities	(16.8)
Fair value of net assets acquired, excluding cash and cash equivalents	$199.1
Cash and cash equivalents acquired	15.1
Total purchase consideration	$214.2
Fair value of long-term contingent cash consideration payable	(10.7)
Settlement of pre-existing relationship	(0.9)
Fair value of previously held interest in AACE	(87.8)
Total cash consideration	$114.8

The fair value of the acquired identifiable intangible assets amount to $114.9 million and mainly consists of customer relationships of $61.6 million and goodwill of $53.0 million (non deductible for tax purposes).

The fair value and the gross contractual amount of the acquired accounts receivable were $14.0 million.

Total acquisition costs incurred during fiscal 2018 relating to AACE was included in Other gains - Net in the consolidated income statement (Note 21).

The goodwill arising from both acquisitions is attributable to the expansion of CAE's customer installed base of commercial flight simulators, market capacity and expected synergies from combining operations.

The net assets acquired, including intangibles, are included in the Civil Aviation Training Solutions segment.

NOTE 4 – ACCOUNTS RECEIVABLE
Details of accounts receivable are as follows:

	2019	2018
		Restated
Current trade receivables	$227.3	$187.9
Past due trade receivables
1-30 days	55.4	52.1
31-60 days	19.5	40.9
61-90 days	7.6	15.6
Greater than 90 days	79.6	69.9
Credit loss allowances	(22.0)	(20.9)
Total trade receivables	$367.4	$345.5
Accrued receivables	6.4	1.2
Receivables from related parties (Note 32)	33.9	38.0
Other receivables	88.3	67.3
Total accounts receivable	$496.0	$452.0

CAE Year-End Financial Results 2019 | 26

Notes to the Consolidated Financial Statements

Changes in the credit loss allowances are as follows:

	2019	2018
		Restated
Credit loss allowances, beginning of year	$(20.9)	$(14.5)
Additions	(7.3)	(13.6)
Amounts charged off	5.0	6.7
Unused amounts reversed	0.7	1.5
Exchange differences	0.5	(1.0)
Credit loss allowances, end of year	$(22.0)	$(20.9)

NOTE 5 – INVENTORIES

	2019	2018
		Restated
Work in progress	$342.4	$353.0
Raw materials, supplies and manufactured products	194.6	163.1
	$537.0	$516.1

Inventories recognized as cost of sales during the year ended March 31, 2019 amounted to $523.5 million (2018 – $303.6 million).

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Net book value at March 31, 2017	$23.6	$196.1	$1,012.7	$48.6	$55.2	$150.1	$96.3	$1,582.6
Additions	—	13.3	27.8	16.5	5.6	—	110.7	173.9
Acquisition of subsidiaries (Note 3)	—	7.8	87.0	0.4	—	—	32.5	127.7
Disposals	—	(0.1)	(18.0)	(0.1)	(0.5)	(2.2)	—	(20.9)
Depreciation	—	(15.4)	(66.8)	(18.3)	(3.8)	(16.5)	—	(120.8)
Transfers and others	—	(1.4)	114.0	2.3	(0.4)	(7.1)	(78.0)	29.4
Exchange differences	0.3	2.5	29.2	0.9	(0.7)	(3.1)	2.9	32.0
Net book value at March 31, 2018	$23.9	$202.8	$1,185.9	$50.3	$55.4	$121.2	$164.4	$1,803.9
Additions	—	27.3	10.3	16.9	2.5	—	194.8	251.8
Additions – through the monetization
of royalties (Note 30)	—	—	46.0	—	—	—	—	46.0
Acquisition of subsidiaries (Note 3)	0.1	0.1	70.4	0.5	0.3	103.4	0.4	175.2
Disposals	—	—	(1.3)	—	(0.2)	—	—	(1.5)
Depreciation	—	(16.8)	(83.1)	(17.3)	(4.5)	(15.9)	—	(137.6)
Impairment (Note 21)	—	—	(4.9)	—	—	—	—	(4.9)
Transfers and others	—	4.4	232.3	1.2	—	(6.2)	(212.8)	18.9
Exchange differences	(0.1)	—	(5.3)	(0.1)	1.3	3.5	(1.8)	(2.5)
Net book value at March 31, 2019	$23.9	$217.8	$1,450.3	$51.5	$54.8	$206.0	$145.0	$2,149.3

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Cost	$23.9	$401.1	$1,683.9	$223.4	$64.4	$276.1	$164.4	$2,837.2
Accumulated depreciation	—	(198.3)	(498.0)	(173.1)	(9.0)	(154.9)	—	(1,033.3)
Net book value at March 31, 2018	$23.9	$202.8	$1,185.9	$50.3	$55.4	$121.2	$164.4	$1,803.9
Cost	$23.9	$431.5	$2,005.0	$221.1	$67.0	$345.7	$145.0	$3,239.2
Accumulated depreciation	—	(213.7)	(554.7)	(169.6)	(12.2)	(139.7)	—	(1,089.9)
Net book value at March 31, 2019	$23.9	$217.8	$1,450.3	$51.5	$54.8	$206.0	$145.0	$2,149.3

As at March 31, 2019, the average remaining amortization period for full-flight simulators is 11.1 years (2018 – 10.6 years).

27 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

As at March 31, 2019, bank borrowings are collateralized by property, plant and equipment for a value of $84.5 million (2018 – $121.3 million).

Leased assets

The Company leases some of its property, plant and equipment to third parties, the future minimum lease payments receivable under these non-cancellable operating leases are as follows:

	2019	2018
No later than 1 year	$36.2	$34.7
Later than 1 year and no later than 5 years	107.5	98.3
Later than 5 years	42.8	20.5
	$186.5	$153.5

As at March 31, 2019, the net book value of simulators leased out to third parties is $91.7 million (2018 – $114.8 million).

Assets under finance lease, by category, with lease terms ending between May 2019 and October 2036, are as follows:

	2019	2018
Simulators
Cost	$275.9	$207.9
Accumulated depreciation	(110.0)	(127.9)
Net book value	$165.9	$80.0
Buildings
Cost	$69.8	$68.2
Accumulated depreciation	(29.7)	(27.0)
Net book value	$40.1	$41.2
Total net book value	$206.0	$121.2

NOTE 7 – INTANGIBLE ASSETS

		Capitalized			ERP and		Other
(amounts in millions)		development	Customer		other		intangible
	Goodwill	costs	relationships	Licenses	software	Technology	assets	Total
Net book value at March 31, 2017	$560.0	$168.2	$106.3	$—	$65.8	$12.0	$31.7	$944.0
Additions – internal development	—	32.5	—	—	14.8	—	—	47.3
Acquisition of subsidiaries (Note 3)	57.6	—	61.6	—	0.3	—	—	119.5
Disposal and remeasurement of
interest in investment	(10.9)	—	—	—	—	—	—	(10.9)
Amortization	—	(25.8)	(20.0)	—	(16.2)	(2.5)	(3.8)	(68.3)
Transfers and others	—	(1.0)	(0.1)	—	0.3	—	(1.1)	(1.9)
Exchange differences	18.8	(0.2)	6.7	—	(0.1)	(0.3)	1.0	25.9
Net book value at March 31, 2018	$625.5	$173.7	$154.5	$—	$64.9	$9.2	$27.8	$1,055.6
Additions – internal development	—	69.4	—	—	17.2	—	—	86.6
Additions – through the monetization
of royalties (Note 30)	—	—	—	156.7	—	—	—	156.7
Acquisition of subsidiaries (Note 3)	443.0	7.6	191.4	169.5	—	—	—	811.5
Amortization	—	(30.5)	(22.4)	(2.3)	(14.3)	(2.0)	(3.4)	(74.9)
Transfers and others	—	(10.0)	—	—	2.7	(0.1)	0.6	(6.8)
Exchange differences	(0.8)	0.4	(0.7)	0.5	0.2	0.2	(0.6)	(0.8)
Net book value at March 31, 2019	$1,067.7	$210.6	$322.8	$324.4	$70.7	$7.3	$24.4	$2,027.9

CAE Year-End Financial Results 2019 | 28

Notes to the Consolidated Financial Statements

		Capitalized			ERP and		Other
		development	Customer		other		intangible
	Goodwill	costs	relationships	Licenses	software	Technology	assets	Total
Cost	$625.5	$306.8	$273.8	$—	$186.2	$49.7	$54.4	$1,496.4
Accumulated amortization	—	(133.1)	(119.3)	—	(121.3)	(40.5)	(26.6)	(440.8)
Net book value at March 31, 2018	$625.5	$173.7	$154.5	$—	$64.9	$9.2	$27.8	$1,055.6
Cost	$1,067.7	$375.0	$460.9	$326.7	$208.8	$50.5	$53.6	$2,543.2
Accumulated amortization	—	(164.4)	(138.1)	(2.3)	(138.1)	(43.2)	(29.2)	(515.3)
Net book value at March 31, 2019	$1,067.7	$210.6	$322.8	$324.4	$70.7	$7.3	$24.4	$2,027.9

For the year ended March 31, 2019, amortization of $43.7 million (2018 – $41.8 million) has been recorded in cost of sales, $29.4 million (2018 – $25.0 million) in research and development expenses and $1.8 million (2018 – $1.5 million) in selling, general and administrative expenses.

As at March 31, 2019, the average remaining amortization period for the capitalized development costs is 5.2 years (2018 – 5.1 years).

The categories of capitalized development costs and ERP and other software both primarily consist of internally generated intangible assets.

The Company has no indefinite life intangible assets other than goodwill.
NOTE 8 – OTHER ASSETS

	2019	2018
Restricted cash	$27.3	$31.8
Prepaid rent to a portfolio investment	27.3	31.7
Advances to a portfolio investment	29.5	38.1
Non-current receivables	132.2	131.8
Investment tax credits	231.9	225.7
Other	31.3	22.9
	$479.5	$482.0

The present value of future minimum lease payment receivables, included in the current and non-current receivables is as follows:

	2019	2018
Gross investment in finance lease contracts	$175.2	$182.0
Less: unearned finance income	66.0	71.3
Less: discounted unguaranteed residual values of leased assets	6.3	6.2
Present value of future minimum lease payment receivables	$102.9	$104.5

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

		2019		2018
		Present value of		Present value of
	Gross	future minimum	Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$13.4	$11.4	$13.2	$10.7
Later than 1 year and no later than 5 years	48.5	24.6	48.3	23.4
Later than 5 years	113.3	66.9	120.5	70.4
	$175.2	$102.9	$182.0	$104.5

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2019	2018
		Restated
Accounts payable trade	$458.9	$306.0
Accrued liabilities	400.2	343.7
Amount due to related parties (Note 32)	2.2	7.3
Current portion of royalty obligations	10.9	9.9
	$872.2	$666.9

29 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 10 – BALANCE FROM CONTRACTS WITH CUSTOMERS
Net contract assets (liabilities) consist of the following:

	2019	2018
		Restated
Contract assets	$523.5	$439.7
Contract liabilities - current	(670.2)	(679.5)
Contract liabilities - non-current	(102.5)	(56.2)
Net contract liabilities	$(249.2)	$(296.0)
For the year ended March 31, 2019, the Company recognized revenue of $599.4 million that was included in the contract liability balance at the beginning of the year.
For the year ended March 31, 2019, the Company recognized revenue of $22.4 million from performance obligations satisfied in previous periods. This primarily relates to estimate at completion (EAC) adjustments that impacted revenue and measures of completion.
Remaining performance obligations
As of March 31, 2019, the amount of the revenues expected to be realized in future periods from performance obligations that are unsatisfied, or partially unsatisfied, was $5,413.7 million. The Company expects to recognize approximately 37% of these remaining performance obligations as revenue by March 31, 2020, an additional 19% by March 31, 2021 and the balance thereafter.

NOTE 11 – PROVISIONS
Restoration and simulator removal
In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure, these restoration costs are also capitalized.

Restructuring
Restructuring costs consist mainly of severances and other related costs.

Legal claims
The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in income within selling, general and administrative expenses or other gains – net. Management’s best estimate is that the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2019.

Warranties
A provision is recognized for expected warranty claims on products sold based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred between 1 to 7 years. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Changes in provisions are as follows:

	Restoration
	and removal	Restructuring	Legal	Warranties	Other	Total
Total provisions, beginning of year	$8.6	$16.8	$3.3	$40.0	$2.9	$71.6
Additions	0.9	—	0.9	16.9	7.1	25.8
Amounts used	(1.5)	(4.4)	(0.5)	(19.3)	(5.4)	(31.1)
Unused amounts reversed	—	—	(0.2)	(0.2)	(0.3)	(0.7)
Exchange differences	—	(0.6)	(0.1)	0.1	—	(0.6)
Total provisions, end of year	$8.0	$11.8	$3.4	$37.5	$4.3	$65.0
Less: current portion	0.3	3.8	2.7	18.7	3.2	28.7
Long-term portion	$7.7	$8.0	$0.7	$18.8	$1.1	$36.3

CAE Year-End Financial Results 2019 | 30

Notes to the Consolidated Financial Statements

NOTE 12 – DEBT FACILITIES
Long-term debt, net of transaction costs is as follows:

(amounts in millions)	2019	2018
Total recourse debt	$2,275.3	$1,174.9
Total non-recourse debt (1)	53.0	86.0
Total long-term debt	$2,328.3	$1,260.9
Less: current portion of long-term debt	201.3	35.2
Less: current portion of finance leases	62.8	17.0
	$2,064.2	$1,208.7
(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

	2019	2018
Unsecured senior notes of US$450.0 (2018 – nil), maturing between March 2029 and March 2034, interest rates ranging from 4.47% and 4.72% (i)	$598.2	$—
Unsecured senior notes of $125.0 (2018 - $125.0) and US$225.0 (2018 – US$225.0) maturing between December 2019 and December 2027, floating interest rates based on bankers’ acceptances rate plus a spread on $50.0 million and interest rates ranging from 3.59% and 4.15% for remaining $75.0 and US$225.0	424.6	415.0
Unsecured senior notes of US$200.0 (2018 – US$150.0) maturing between August 2026 and March 2033 (2018 – August 2021 and August 2026), average blended rate of 4.44% (ii)	265.3	193.4
Unsecured senior notes of US$60.0 (2018 – US$60.0) maturing in June 2019, interest rate of 7.66%	80.1	75.7
Obligations under finance lease, with various maturities from September 2019 to October 2036, interest rates from 3.54% to 10.68%	259.3	145.4
R&D obligation from a government agency maturing in July 2029 (iii)	174.2	167.7
R&D obligation from a government agency maturing in July 2035 (iv)	153.7	132.6
R&D obligation from a government agency maturing in April 2039 (v)	14.6	—
R&D obligation from a government agency maturing in September 2028 (vi)	6.0	—
Term loan of US$150.0 (2018 – nil), maturing between March 2021 and March 2024, floating interest of LIBOR plus a spread	199.0	—
Term loan maturing in April 2028, floating interest rate of CDOR plus a spread	51.9	—
Other debts	48.4	45.1
Total recourse debt, net amount	$2,275.3	$1,174.9

(i)
In December 2018, the Company entered into an agreement to issue a series of unsecured senior notes of US$550.0 million. As at March 31, 2019, the Company has issued notes for US$450.0 million and will issue an additional US$100.0 million in fiscal 2020 for the refinancing of existing debt in December 2019;

(ii)
On March 27, 2019, the Company entered into an agreement to refinance a portion of its unsecured senior notes due August 2021. The unsecured senior notes of US$100.0 million were increased to a total amount of US$150.0 million, and their maturity date extended from August 2021 to March 2033;

(iii)
Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Falcon, an R&D program that ended in fiscal 2014, for a maximum amount of $250.0 million. The discounted value of the debt recognized amounted to $174.2 million as at March 31, 2019 (2018 – $167.7 million);

(iv)
Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Innovate, an R&D program announced in fiscal 2014 and extending over five and a half years, for a maximum amount of $250.0 million. The aggregate amount recognized in fiscal 2019 was $250.0 million (2018 – $226.5 million). The discounted value of the debt recognized amounted to $153.7 million as at March 31, 2019 (2018 – $132.6 million);

(v)
Represents an interest-free long-term obligation with the Government of Canada relative to R&D programs announced in fiscal 2019 and extending over five years, for a maximum amount of $150.0 million. The aggregate amount recognized in fiscal 2019 was $36.9 million (2018 – nil). The discounted value of the debt recognized amounted to $14.6 million (2018 – nil);

(vi)
Represents an interest-free long-term obligation with the Government of Quebec relative to R&D programs announced in fiscal 2019 and extending over five years, for a maximum amount of $47.5 million. The aggregate amount recognized in fiscal 2019 was $10.9 million (2018 – nil). The discounted value of the debt recognized amounted to $6.0 million (2018 – nil).

31 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Revolving credit facility
The Company has access to a revolving unsecured term credit facility maturing in September 2023. The available facility amount is US $550.0 million with an option, subject to the lender’s consent, to increase to a total amount of up to US $850.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving credit facility is variable, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. As at March 31, 2019 and 2018, the Company had no outstanding borrowings under its revolving credit facility.

Details of the non-recourse debt are as follows:

	2019	2018
Term loan of US$39.9 (2018 – US$43.5) maturing in March 2028, interest rate of LIBOR plus 2.50% (i)	$53.0	$55.8
Term loans repaid during fiscal 2019 (2018 – US$22.3), floating interest rate of LIBOR plus a fixed spread	—	28.9
Term loan matured in April 2018 (2018 – £0.7), interest rate of 13.50%	—	1.3
Total non-recourse debt, net amount	$53.0	$86.0

(i)     Represents collateralized non-recourse financing for a term loan to finance a training centre in Brunei. The subsidiary may also avail an additional amount of up to US $12.0 million in the form of letters of credit.

Payments required to meet the retirement provisions of the long-term debt are as follows:

	2019	2018
No later than 1 year	$202.0	$35.6
Later than 1 year and no later than 5 years	414.0	450.2
Later than 5 years	1,460.1	631.7
Total payments required	$2,076.1	$1,117.5
Less: transaction costs	(7.1)	(2.0)
	$2,069.0	$1,115.5

Information on the change in liabilities for which cash flows have been classified as financing activities in the statement of cash flows is presented below.

	Revolving
	Unsecured Credit	Long-term	Finance
	Facilities	debt	Leases	Total
Balance at beginning of year	$—	$1,115.5	$145.4	$1,260.9
Changes from financing cash flows
Proceeds, net of transaction costs	749.0	955.3	—	1,704.3
Repayments	(749.0)	(72.7)	(22.0)	(843.7)
Total changes from financing cash flows	$—	$882.6	$(22.0)	$860.6
Additions through acquisition of subsidiaries (Note 3)	—	15.2	137.6	152.8
Non-cash changes:
Effect of foreign currency exchange differences	—	24.3	5.0	29.3
Interests	—	13.8	0.8	14.6
Others	—	17.6	(7.5)	10.1
Total non-cash changes	$—	$55.7	$(1.7)	$54.0
Balance at end of year	$—	$2,069.0	$259.3	$2,328.3

The present value of the obligations under finance lease are as follows:

	2019	2018
Gross future minimum lease payments	$308.0	$201.8
Less: future finance charges on finance leases	48.7	47.2
Less: discounted guaranteed residual values of leased assets	—	9.2
Present value of future minimum lease payments	$259.3	$145.4

CAE Year-End Financial Results 2019 | 32

Notes to the Consolidated Financial Statements

The future minimum lease payments of the obligations under finance lease are as follows:

		2019		2018
	Gross future	Present value of	Gross future	Present value of
	minimum lease	future minimum	minimum lease	future minimum
	payments	lease payments	payments	lease payments
No later than 1 year	$73.5	$62.8	$25.8	$17.0
Later than 1 year and no later than 5 years	181.6	161.2	105.8	81.0
Later than 5 years	52.9	35.3	70.2	47.4
	$308.0	$259.3	$201.8	$145.4

As at March 31, 2019, the Company is in compliance with all of its financial covenants.

NOTE 13 – GOVERNMENT PARTICIPATION
The Company has agreements with various governments whereby the latter contribute a portion of the cost, based on expenditures incurred by the Company, of certain R&D programs to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies.

During fiscal 2014, the Company announced Project Innovate, an R&D program extending over five and a half years. The goal of Project Innovate was to expand the Company’s modeling and simulation technologies, develop new ones and continue to differentiate its service offering. Concurrently, the Government of Canada agreed to participate in Project Innovate through a repayable loan of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI).

During fiscal 2016, the Company amended and extended its Project New Core Markets, an R&D program, for an additional four years. The aim is to leverage the Company’s modeling, simulation and training services expertise in healthcare. The Quebec government, through Investissement Québec (IQ), agreed to participate up to $70 million in contributions related to costs incurred before the end of fiscal 2020.

During fiscal 2017, the Company announced its participation in project SimÉco 4.0, an R&D project under the SA2GE program. The aim of this project is the development of new products or processes which will further contribute to greenhouse gas emissions reductions. The government of Quebec, through the Ministry of Economy, Science and Innovation, and SA2GE have committed to contribute amounts up to 50% of eligible costs incurred by the Company to fiscal 2020.

During the second quarter of fiscal 2019, the Company announced a plan to invest in R&D innovations over the next 5 years, including Project Digital Intelligence. The aim is to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies. The Government of Canada, through the Strategic Innovation Fund (SIF), and the Government of Québec, through IQ, agreed to participate in the project through interest free loans of up to $150.0 million and $47.5 million, respectively, related to eligible costs incurred from fiscal 2019 to fiscal 2023.

See Notes 1 and 12 for explanations of the royalty obligations and debt.

The following table provides aggregate information regarding net contributions recognized and amounts not yet received for the projects New Core Markets, Innovate, SimÉco 4.0 and Project Digital Intelligence:

	2019	2018
Net outstanding contribution receivable, beginning of year	$6.2	$6.3
Contributions	45.2	29.0
Payments received	(38.0)	(29.1)
Net outstanding contribution receivable, end of year	$13.4	$6.2

33 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The aggregate contributions recognized for all programs are as follows:

	2019	2018
Contributions credited to capitalized expenditures:
Project New Core Markets	$1.8	$1.9
Project Innovate	0.4	2.8
Project SimÉco 4.0	2.5	1.8
Project Digital Intelligence	12.1	—
Contributions credited to income:
Project New Core Markets	2.6	2.2
Project Innovate	6.9	16.8
Project SimÉco 4.0	3.3	3.5
Project Digital Intelligence	15.6	—
Total contributions:
Project New Core Markets	$4.4	$4.1
Project Innovate	7.3	19.6
Project SimÉco 4.0	5.8	5.3
Project Digital Intelligence	27.7	—

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

NOTE 14 – EMPLOYEE BENEFITS OBLIGATIONS
Defined benefit plans
The Company has three registered funded defined benefit pension plans in Canada (two for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains funded pension plans for employees in the Netherlands and United Kingdom that provide benefits based on similar provisions.

The Company’s annual contributions, to fund both benefits accruing in the year and deficits accumulated over prior years, and the plans’ financial position are determined based on actuarial valuations. Applicable pension legislations prescribe minimum funding requirements.

In addition, the Company maintains unfunded plans in Canada, United States, Germany and Norway that provide defined benefits based on length of service and final average earnings. These unfunded plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2019, the unfunded defined benefit pension obligations are $91.9 million (2018 – $85.8 million) and the Company has issued letters of credit totalling $58.9 million (2018 – $60.3 million) to collateralize the obligations under the Canadian plan.

The funded plans are trustee administered funds. Plan assets held in trusts are governed by local regulations and practices in each country, as is the nature of the relationship between the Company and the trustees and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies jointly with the Company and the board of trustees.

The employee benefits obligations are as follows:

	2019	2018
Funded defined benefit pension obligations	$664.4	$612.0
Fair value of plan assets	543.7	497.2
Funded defined benefit pension obligations – net	$120.7	$114.8
Unfunded defined benefit pension obligations	91.9	85.8
Employee benefits obligations	$212.6	$200.6

CAE Year-End Financial Results 2019 | 34

Notes to the Consolidated Financial Statements

The changes in the funded defined benefit pension obligations and the fair value of plan assets are as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$546.8	$65.2	$612.0	$487.4	$53.9	$541.3
Current service cost	27.2	1.8	29.0	22.3	1.5	23.8
Interest cost	17.4	1.2	18.6	16.7	1.2	17.9
Past service cost	1.7	—	1.7	—	—	—
Actuarial loss (gain) arising from:
Experience adjustments	1.4	0.1	1.5	0.3	0.2	0.5
Economic assumptions	13.3	4.1	17.4	27.1	3.0	30.1
Demographic assumptions	—	(0.8)	(0.8)	4.8	—	4.8
Employee contributions	6.9	0.5	7.4	6.0	0.2	6.2
Pension benefits paid	(17.5)	(1.3)	(18.8)	(17.8)	(1.2)	(19.0)
Exchange differences	—	(3.6)	(3.6)	—	6.4	6.4
Pension obligations, end of year	$597.2	$67.2	$664.4	$546.8	$65.2	$612.0
Fair value of plan assets, beginning of year	$440.9	$56.3	$497.2	$415.9	$46.8	$462.7
Interest income	14.3	1.0	15.3	14.1	1.1	15.2
Return on plan assets, excluding amounts
included in interest income	21.3	2.9	24.2	3.8	2.9	6.7
Employer contributions	20.3	2.1	22.4	20.1	1.1	21.2
Employee contributions	6.9	0.5	7.4	6.0	0.2	6.2
Pension benefits paid	(17.5)	(1.3)	(18.8)	(17.8)	(1.2)	(19.0)
Administrative costs	(0.9)	(0.1)	(1.0)	(1.2)	(0.2)	(1.4)
Exchange differences	—	(3.0)	(3.0)	—	5.6	5.6
Fair value of plan assets, end of year	$485.3	$58.4	$543.7	$440.9	$56.3	$497.2

The changes in the unfunded defined benefit pension obligations are as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$72.2	$13.6	$85.8	$66.2	$12.9	$79.1
Current service cost	3.4	0.1	3.5	2.3	—	2.3
Interest cost	2.2	0.2	2.4	2.0	0.2	2.2
Past service cost	(1.7)	1.7	—	—	—	—
Actuarial loss (gain) arising from:
Experience adjustments	—	0.1	0.1	0.3	0.1	0.4
Economic assumptions	1.2	0.5	1.7	3.8	(0.3)	3.5
Demographic assumptions	—	0.1	0.1	0.4	—	0.4
Pension benefits paid	(2.8)	(0.9)	(3.7)	(2.8)	(0.8)	(3.6)
Acquisition of subsidiaries (Note 3)	2.7	—	2.7	—	—	—
Exchange differences	—	(0.7)	(0.7)	—	1.5	1.5
Pension obligations, end of year	$77.2	$14.7	$91.9	$72.2	$13.6	$85.8

The net pension cost is as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$27.2	$1.8	$29.0	$22.3	$1.5	$23.8
Interest cost	17.4	1.2	18.6	16.7	1.2	17.9
Interest income	(14.3)	(1.0)	(15.3)	(14.1)	(1.1)	(15.2)
Past service cost	1.7	—	1.7	—	—	—
Administrative cost	0.9	0.1	1.0	1.2	0.2	1.4
Net pension cost	$32.9	$2.1	$35.0	$26.1	$1.8	$27.9
Unfunded plans
Current service cost	$3.4	$0.1	$3.5	$2.3	$—	$2.3
Interest cost	2.2	0.2	2.4	2.0	0.2	2.2
Past service cost	(1.7)	1.7	—	—	—	—
Net pension cost	$3.9	$2.0	$5.9	$4.3	$0.2	$4.5
Total net pension cost	$36.8	$4.1	$40.9	$30.4	$2.0	$32.4

35 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

For the year ended March 31, 2019, pension costs of $15.4 million (2018 – $15.6 million) have been charged in cost of sales, $5.5 million (2018 – $5.9 million) in research and development expenses, $11.8 million (2018 – $4.7 million) in selling, general and administrative expenses, $5.7 million (2018 – $4.9 million) in finance expense and $2.5 million (2018 – $1.3 million) were capitalized.

 The fair value of the plan assets, by major categories, are as follows:

(amounts in millions)			2019			2018
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
Canadian plans
Equity funds
Canadian	$—	$58.1	$58.1	$—	$52.2	$52.2
Foreign	—	210.5	210.5	—	191.8	191.8
Bond funds
Government	—	109.7	109.7	—	100.1	100.1
Corporate	—	68.8	68.8	—	66.4	66.4
Cash and cash equivalents	—	9.7	9.7	—	4.4	4.4
Other	—	28.5	28.5	—	26.0	26.0
Total Canadian plans	$—	$485.3	$485.3	$—	$440.9	$440.9
Foreign plans
Insured annuities	$—	$52.2	$52.2	$—	$50.1	$50.1
Equity instruments	2.5	—	2.5	2.6	—	2.6
Debt instruments
Corporate	3.3	—	3.3	3.1	—	3.1
Other	—	—	—	—	—	—
Other	—	0.4	0.4	—	0.5	0.5
Total Foreign plans	$5.8	$52.6	$58.4	$5.7	$50.6	$56.3
Total plans	$5.8	$537.9	$543.7	$5.7	$491.5	$497.2

As at March 31, 2019 and March 31, 2018, there were no ordinary shares of the Company in the pension plan assets.

Significant assumptions (weighted average):

		Canadian		Foreign
	2019	2018	2019	2018
Pension obligations as at March 31:
Discount rate	3.33%	3.48%	1.64%	1.88%
Compensation rate increases	3.65%	3.66%	2.92%	2.86%
Net pension cost for years ended March 31:
Discount rate	3.48%	3.78%	1.88%	2.05%
Compensation rate increases	3.65%	3.50%	2.86%	2.82%

Assumptions regarding future mortality are based on actuarial advice in accordance with published statistics and mortality tables and experience in each territory. The mortality tables and the average life expectancy in years for a member age 45 and 65 are as follows:

As at March 31, 2019		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	23.1	21.6	25.4	24.1
Canada	CPM private tables (designated executives)	24.7	23.2	26.2	24.8
Canada	CPM private tables (CMAT)	23.4	21.9	25.8	24.4
Netherlands	AG2018	23.8	21.7	25.8	23.6
Germany	Heubeck RT2018G	22.8	20.0	25.8	23.6
Norway	K2013	23.2	22.3	26.9	25.6
United Kingdom	S1PA	23.5	22.4	25.5	24.2
United States	CPM private tables	23.4	21.9	25.8	24.4

CAE Year-End Financial Results 2019 | 36

Notes to the Consolidated Financial Statements

As at March 31, 2018		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	23.0	21.5	25.4	24.0
Canada	CPM private tables (designated executives)	24.6	23.1	26.1	24.8
Canada	CPM private tables (CMAT)	23.3	21.9	25.7	24.4
Netherlands	AG2016	23.9	21.7	26.3	23.9
Germany	Heubeck RT2005G	21.9	19.3	25.8	23.3
Norway	K2013	23.1	22.2	26.8	25.5
United Kingdom	S1PA	24.4	22.6	26.9	25.0

The weighted average duration of the defined benefit obligation is 19 years.

The following table summarizes the impact on the defined benefit obligation as a result of a 0.25% change in the significant assumptions as at March 31, 2019:

		Funded plans	Unfunded plans
Canadian		Foreign	Canadian	Foreign	Total
Discount rate:
Increase	$(27.4)	$(3.4)	$(2.4)	$(0.5)	$(33.7)
Decrease	29.5	3.7	2.8	0.5	36.5
Compensation rate:
Increase	8.3	0.2	0.5	—	9.0
Decrease	(7.9)	(0.2)	(0.5)	—	(8.6)

Through its defined benefit plans, the Company is exposed to a number of risks, the most significant being the exposure to asset volatility, to changes in bond yields and to changes in life expectancy. The plan liabilities are calculated using a discount rate set with reference to corporate bond yields, if plan assets underperform against this yield, this will create a deficit. A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings. The plans’ obligations are to provide benefits for the duration of the life of its members, therefore, increases in life expectancy will result in an increase in the plans’ liabilities.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. The expected employer contributions and expected benefits paid for the next fiscal year are as follows:

	Canadian	Foreign	Total
Funded plans - Expected contributions in fiscal 2020	$19.2	$2.5	$21.7
Unfunded plans - Expected benefits paid in fiscal 2020	2.8	0.8	3.6

NOTE 15 – DEFERRED GAINS AND OTHER LIABILITIES

	2019	2018
Deferred gains on sale and leasebacks	$9.1	$19.6
Deferred revenue and contract liabilities	134.1	99.7
Share-based compensation obligations (Note 23)	75.4	75.4
Contingent consideration arising on business combinations	11.9	11.0
Interest payable	15.1	9.5
Purchase options	6.4	6.2
Other	15.0	8.5
	$267.0	$229.9

37 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 16 – INCOME TAXES
Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

	2019	2018
		Restated
Earnings before income taxes	$399.7	$385.6
Canadian statutory income tax rates	26.72%	26.85%
Income taxes at Canadian statutory rates	$106.8	$103.5
Difference between Canadian and Foreign statutory rates	(12.5)	(14.0)
Unrecognized tax benefits	3.1	3.1
Tax benefit of operating losses not previously recognized	(3.4)	(8.4)
Non-taxable capital gain	(1.5)	(2.0)
Tax impact on equity accounted investees	(8.0)	(10.7)
Non-deductible items	2.7	4.6
Prior years' tax adjustments and assessments	8.5	4.4
Impact of change in income tax rates on deferred income taxes	(1.3)	(31.2)
Non-taxable research and development tax credits	(1.1)	(1.2)
Gain resulting from the remeasurement to fair value of the previously held interest in joint-venture	(1.0)	(6.9)
Other tax benefits not previously recognized	(32.7)	(10.3)
Income tax expense	$59.6	$30.9

The applicable statutory tax rate is 26.72% in fiscal 2019 (2018 – 26.85%). The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease is due to a change in the jurisdictions it operates.

In fiscal year 2018, the U.S. tax reform introduced other important changes to U.S. corporate income tax laws that may significantly affect CAE in future years. Under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, the U.S. statutory federal income tax rate was reduced to 21% from the previous rate of 35%. The impact of the change in tax rate resulted in a reduction of $33.1 million of the net deferred tax liability position at the time of enactment.

Significant components of the provision for the income tax expense are as follows:

	2019	2018
		Restated
Current income tax expense :
Current period	$69.9	$53.8
Adjustment for prior years	12.8	11.0
Deferred income tax (recovery) expense:
Tax benefit not previously recognized used to reduce the deferred tax expense	(36.1)	(18.7)
Impact of change in income tax rates on deferred income taxes	(1.3)	(31.2)
Origination and reversal of temporary differences	14.3	16.0
Income tax expense	$59.6	$30.9

Income tax recognized in OCI
During fiscal 2019, a deferred tax recovery of $1.1 million (2018 restated – deferred tax recovery of $11.6 million) and current income tax expense of nil (2018 – $0.6 million) was recorded in OCI.

CAE Year-End Financial Results 2019 | 38

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities
Movements in temporary differences during fiscal year 2019 are as follows:

	Balance
beginning		Recognized	Recognized	Acquisition of	Exchange	Balance
	of year	in income	in OCI	subsidiaries	differences	end of year
Restated
Non-capital loss carryforwards	$45.7	$(9.6)	$—	$0.8	$(1.7)	$35.2
Capital loss carryforwards	—	0.7	—	—	—	0.7
Intangible assets	(87.8)	5.7	—	(6.2)	0.9	(87.4)
Amounts not currently deductible	47.6	(2.3)	—	(0.7)	(3.0)	41.6
Deferred revenue	20.3	(4.5)	—	14.3	(1.6)	28.5
Tax benefit carryover	3.1	(1.7)	—	—	0.2	1.6
Unclaimed research and
development expenditures	37.4	7.7	—	—	—	45.1
Investment tax credits	(64.6)	(9.5)	—	—	—	(74.1)
Property, plant and equipment	(104.6)	16.4	—	18.3	(3.3)	(73.2)
Unrealized (gains) losses
on foreign exchange	(13.9)	(1.3)	1.0	—	0.3	(13.9)
Financial instruments	(0.3)	(0.7)	1.2	—	—	0.2
Government participation	(27.3)	19.9	—	—	—	(7.4)
Employee benefit plans	51.6	0.7	(1.1)	0.7	3.5	55.4
Percentage-of-completion versus
completed contract	(28.9)	1.7	—	—	0.7	(26.5)
Other	(1.8)	(0.1)	—	—	0.1	(1.8)
Net deferred income tax (liabilities) assets	$(123.5)	$23.1	$1.1	$27.2	$(3.9)	$(76.0)

 Movements in temporary differences during fiscal year 2018 are as follows:

	Balance
beginning		Recognized	Recognized	Acquisition of	Exchange	Balance
	of year	in income	in OCI	subsidiaries	differences	end of year
Restated		Restated	Restated		Restated	Restated
Non-capital loss carryforwards	$50.5	$(5.4)	$—	$—	$0.6	$45.7
Intangible assets	(84.1)	12.5	—	(14.5)	(1.7)	(87.8)
Amounts not currently deductible	48.5	(6.4)	—	5.9	(0.4)	47.6
Deferred revenue	25.8	(6.1)	—	0.3	0.3	20.3
Tax benefit carryover	6.0	(2.8)	—	—	(0.1)	3.1
Unclaimed research and
development expenditures	20.2	17.2	—	—	—	37.4
Investment tax credits	(60.0)	(4.6)	—	—	—	(64.6)
Property, plant and equipment	(148.9)	33.1	—	4.5	6.7	(104.6)
Unrealized (gains) losses
on foreign exchange	(16.0)	1.0	1.3	(0.1)	(0.1)	(13.9)
Financial instruments	(3.0)	1.3	1.4	—	—	(0.3)
Government participation	(27.4)	0.1	—	—	—	(27.3)
Employee benefit plans	39.6	3.1	8.9	—	—	51.6
Percentage-of-completion versus
completed contract	(19.6)	(8.9)	—	—	(0.4)	(28.9)
Other	(1.6)	(0.2)	—	—	—	(1.8)
Net deferred income tax (liabilities) assets	$(170.0)	$33.9	$11.6	$(3.9)	$4.9	$(123.5)

As at March 31, 2019, taxable temporary differences of $2,294.4 million (2018 restated – $2,099.1 million) related to investments in operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

39 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The non-capital losses incurred in various jurisdictions expire as follows:

Expiry date	Unrecognized	Recognized
2020	$2.4	$0.1
2021	0.9	0.6
2022	1.5	2.2
2023	5.6	—
2024	5.3	—
2025	2.9	—
2026 - 2039	115.8	48.8
No expiry date	34.5	95.7
	$168.9	$147.4

As at March 31, 2019, the Company has $125.4 million (2018 – $243.5 million) of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse during a period of up to 30 years. The Company also has $0.8 million (2018 – $0.9 million) of accumulated capital losses carried forward for which deferred tax assets have not been recognized. These capital losses can be carried forward indefinitely.

NOTE 17 – SHARE CAPITAL, EARNINGS PER SHARE AND DIVIDENDS
Share capital
Authorized shares
The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Repurchase and cancellation of common shares
On February 8, 2019, the Company announced the renewal of the normal course issuer bid (NCIB) to purchase up to 5,300,613 of its common shares. The NCIB began on February 25, 2019 and will end on February 24, 2020 or on such earlier date when the Company completes its purchases or elects to terminate the NCIB. These purchases will be made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with the TSX’s applicable policies. All common shares purchased pursuant to the NCIB will be cancelled.
In fiscal 2019, the Company repurchased and cancelled a total of 3,671,900 common shares under the previous and current NCIB (2018 – 2,081,200), at a weighted average price of $25.70 per common share (2018 – $21.53), for a total consideration of $94.4 million (2018 – $44.8 million). An excess of $85.6 million (2018 – $39.9 million) of the shares’ repurchase value over their carrying amount was charged to retained earnings as share repurchase premiums.
Issued shares
A reconciliation of the issued and outstanding common shares of the Company is presented in the consolidated statement of changes in equity. As at March 31, 2019, the number of shares issued and that are fully paid amount to 265,447,603 (2018 – 267,738,530).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

	2019	2018
Weighted average number of common shares outstanding	266,580,019	268,235,077
Effect of dilutive stock options	1,394,135	1,219,713
Weighted average number of common shares outstanding for diluted earnings per share calculation	267,974,154	269,454,790

As at March 31, 2019, options to acquire 1,722,800 common shares (2018 – 1,941,200) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends
The dividends declared for the year ended March 31, 2019 were $103.9 million or $0.39 per share (2018 – $93.9 million or $0.35 per share).

CAE Year-End Financial Results 2019 | 40

Notes to the Consolidated Financial Statements

NOTE 18 – ACCUMULATED OTHER COMPREHENSIVE INCOME

					Net changes of
	Foreign currency		Net changes in		financial assets
	translation		cash flow hedges		carried at FVTOCI			Total
	2019	2018	2019	2018	2019	2018	2019	2018
Balances, beginning of year (restated)	$266.6	$197.4	$(6.9)	$(6.8)	$0.6	$0.5	$260.3	$191.1
OCI	(57.7)	69.2	(3.6)	(0.1)	—	0.1	(61.3)	69.2
Balances, end of year	$208.9	$266.6	$(10.5)	$(6.9)	$0.6	$0.6	$199.0	$260.3

NOTE 19 – EMPLOYEE COMPENSATION
The total employee compensation expense recognized in the determination of net income is as follows:

(amounts in millions)	2019	2018
Salaries and other short-term employee benefits	$1,071.2	$908.2
Share-based payments, net of equity swap (Note 23)	46.7	46.9
Post-employment benefits – defined benefit plans (Note 14)	38.4	31.1
Post-employment benefits – defined contribution plans	17.2	12.8
Termination benefits	4.3	5.6
Total employee compensation expense(1)	$1,177.8	$1,004.6
(1) Certain members of key management may have employment agreements with clauses for payment in case of termination without cause and payment in case of termination of employment following a change in control. All such employment agreements are for an indeterminate term.

NOTE 20 – IMPAIRMENT OF NON-FINANCIAL ASSETS

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

Civil Aviation		Defence
Training Solutions		and Security	Healthcare	Total
Net book value at March 31, 2017	$194.0	$220.5	$145.5	$560.0
Acquisition of subsidiaries (Note 3)	57.6	—	—	57.6
Disposal and remeasurement of interest in investment (Note 21)	(10.9)	—	—	(10.9)
Exchange differences	26.1	(3.0)	(4.3)	18.8
Net book value at March 31, 2018	$266.8	$217.5	$141.2	$625.5
Acquisition of subsidiaries (Note 3)	375.1	67.9	—	443.0
Exchange differences	(11.3)	5.4	5.1	(0.8)
Net book value at March 31, 2019	$630.6	$290.8	$146.3	$1,067.7

Goodwill is allocated to CGUs or a group of CGUs, which generally corresponds to the Company’s operating segments or one level below.

The Company performed the annual impairment review for goodwill during fiscal 2019 and the estimated recoverable exceeded the carrying amounts of the CGUs. As a result, there was no impairment identified during the year.

The Company determined the recoverable amount of the Civil Aviation Training Solutions, Defense and Security and Healthcare CGU's based on value-in-use calculations. The value-in-use is calculated using estimated cash flows derived from the Company's five year strategic plan approved by the Board of Directors. Cash flows subsequent to the five-year period were extrapolated using a constant growth rate of 2% to 3%. The post-tax discount rates used to calculate the recoverable amounts reflect each CGUs’ specific risks and range from 6.5% to 9%.

41 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 21 – OTHER GAINS – NET

	2019	2018
Disposal of property, plant and equipment	$1.2	$9.7
Net foreign exchange gains	24.8	2.5
Reversal of royalty obligations	7.9	2.0
Disposal of interest in investment	—	14.3
Remeasurement of investment, net of reorganization and others costs	3.7	12.2
Other	(15.3)	(3.3)
Other gains – net	$22.3	$37.4

Disposal of interest in investment
During the second quarter of fiscal 2018, the Company disposed of its 49% interest in Zhuhai Xiang Yi Aviation Technology Company Limited, an equity accounted investee, for a net cash proceeds of $114.0 million. Upon disposal of this investment, $6.3 million of goodwill was derecognized and an impairment of $7.0 million was recognized with respect to a related investment in an equity account investee. The Company realized a net gain on disposal of $14.3 million.

Remeasurement of investment and reorganization costs
During the fourth quarter of fiscal 2019, the Company's interest in CFTPL increased from 50% to 100%, obtaining control of CFTPL, and increasing its interest in CSTPL from 25% to 50%. Before the transaction, the Company's interest in CFTPL was accounted for using the equity method. A gain of $3.7 million was generated primarily from the remeasurement to fair value of the previously held interest in CFTPL.

During the third quarter of fiscal 2018, the Company’s interest in AACE increased from 50% to 100%, obtaining control of AACE (Note 3). Before the transaction, the Company’s 50% ownership interest in AACE was accounted for using the equity method. The remeasurement to fair value of the previously held interest in AACE generated a gain of $34.7 million. In addition, $4.6 million of goodwill was derecognized, costs of $8.5 million, including acquisition costs of $1.5 million and a write-down of assets for $9.4 million were incurred. Accordingly, the Company recognized a net gain upon remeasurement of $12.2 million. Also in the quarter, reorganization and other costs of $8.2 million were incurred resulting in a gain upon remeasurement net of overall costs incurred in the amount of $4.0 million.

Other
During the fourth quarter of fiscal 2019, an impairment of $4.9 million was recognized, in the Civil Aviation Training Solutions segment, on certain older assets in our network. Costs of $6.8 million were also incurred as a result of the acquisition and integration of Bombardier's BAT Business.

NOTE 22 – FINANCE EXPENSE – NET

	2019	2018
		Restated
Finance expense:
Long-term debt (other than finance leases)	$63.1	$53.4
Finance leases	7.6	9.0
Royalty obligations	11.9	11.9
Employee benefits obligations (Note 14)	5.7	4.9
Financing cost amortization	1.1	1.5
Other	12.7	13.8
Borrowing costs capitalized (1)	(5.0)	(3.6)
Finance expense	$97.1	$90.9
Finance income:
Loans and finance lease contracts	$(8.5)	$(9.8)
Other	(7.7)	(3.9)
Finance income	$(16.2)	$(13.7)
Finance expense – net	$80.9	$77.2
(1) The average capitalization rate used during fiscal 2019 to determine the amount of borrowing costs eligible for capitalization was 4.39% (2018 – 4.33%).

CAE Year-End Financial Results 2019 | 42

Notes to the Consolidated Financial Statements

NOTE 23 – SHARE-BASED PAYMENTS
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the Employee Stock Option Plan (ESOP); and cash-settled share-based payments plans that include the Employee Stock Purchase Plan (ESPP), the Executive Deferred Share Unit (EDSU) plan, the Deferred Share Unit (DSU) plan, the Long-Term Incentive Time Based plans and the Long-Term Incentive Performance Based plans. The Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan are time-based plans while the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan is performance based plan.

The effect of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Balance in the consolidated
		cost	statement of financial position
	2019	2018	2019	2018
Cash-settled share-based compensation:
ESPP	$8.5	$7.4	$—	$—
DSU	6.3	5.4	(15.5)	(16.2)
LTI-DSU	6.6	4.8	(31.6)	(27.1)
LTI-TB RSU	6.4	5.2	(11.6)	(10.0)
LTI-PSU	26.5	27.6	(47.0)	(40.7)
Total cash-settled share-based compensation	$54.3	$50.4	$(105.7)	$(94.0)
Equity-settled share-based compensation:
ESOP	$6.4	$4.9	$(24.8)	$(21.3)
Total equity-settled share-based compensation	$6.4	$4.9	$(24.8)	$(21.3)
Total share-based compensation cost	$60.7	$55.3	$(130.5)	$(115.3)

For the year ended March 31, 2019, share-based compensation costs of $0.8 million (2018 – $0.4 million) were capitalized.

The Company entered into equity swap agreements in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and Long-Term Incentive Time Based plans (see Note 28 and Note 29). The recovery recognized in fiscal 2019 amounts to $13.2 million (2018 – $8.0 million).

The share-based payment plans are described below. There have been no plan cancellations during fiscal 2019 and fiscal 2018.

Employee Stock Option Plan
Under the Company’s long-term incentive program, options may be granted to key employees to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2019, a total of 13,446,114 common shares (2018 – 14,677,714) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all the options vests over a period of four-years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

Outstanding options are as follows:

		2019		2018
		Weighted		Weighted
	Number	average exercise	Number	average exercise
	of options	price	of options	price
Options outstanding, beginning of year	6,155,525	$17.31	5,541,625	$14.51
Granted	1,733,100	27.15	2,044,900	22.15
Exercised	(1,231,600)	14.78	(1,246,575)	12.58
Forfeited	(82,525)	17.41	(184,425)	18.52
Expired	(70,375)	18.20	—	—
Options outstanding, end of year	6,504,125	$20.41	6,155,525	$17.31
Options exercisable, end of year	2,082,325	$16.36	1,744,125	$14.12

43 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Summarized information about the Company's ESOP as at March 31, 2019 is as follows:

		Options Outstanding		Options Exercisable
		Weighted
	Number of	average remaining	Weighted	Number of	Weighted
Range of	options	contractual life	average exercise	options	average exercise
exercise prices	outstanding	(years)	price	exercisable	price
$9.69 to $11.02	179,725	0.92	$10.76	179,725	$10.76
$14.61 to $16.15	2,755,125	3.63	15.65	1,496,500	15.47
$20.86 to $27.15	3,569,275	5.68	24.56	406,100	22.14
Total	6,504,125	4.68	$20.41	2,082,325	$16.36

The weighted average market share price for share options exercised in 2019 was $27.11 (2018 – $22.15).

For the year ended March 31, 2019, compensation cost for CAE’s stock options of $6.4 million (2018 – $4.9 million) was recognized with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since fiscal 2012.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2019	2018
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$27.42	$22.14
Exercise price	$27.15	$22.15
Dividend yield	1.31%	1.45%
Expected volatility	18.34%	18.39%
Risk-free interest rate	2.07%	0.86%
Expected option term	4 years	4 years
Weighted average fair value option granted	$4.23	$2.75

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan
The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries contribute $1 for every $2 of employee contributions, up to a maximum of 3% of the employee’s base salary.

Deferred Share Unit Plans
In fiscal 2017, CAE adopted an Executive Deferred Share Unit (EDSU) plan. The purpose of the plan is to attract and retain talented individuals to serve as officers and executives of the Company and to promote a greater alignment of interests between the executives and shareholders of CAE. Under this plan, Canadian and U.S.-based executives can elect to defer a portion or entire short-term incentive payment to the EDSU plan on an annual basis. Such deferred short-term incentive amount is converted to EDSUs based on the volume weighted average price of the common shares on the TSX during the last five trading days prior to the date on which such incentive compensation becomes payable to the executive. The EDSU is equal in value to one common share of CAE. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. EDSUs mature upon termination of employment, whereupon holders are entitled to receive a lump sum cash payment equal to the number of EDSUs credited to their account as of that date multiplied the volume weighted average price of the common shares on the TSX during the last five trading days prior to the settlement date.

The Company also maintains a Deferred Share Unit (DSU) plan for executives, under which units are no longer granted, whereby an executive elected to receive cash incentive compensation in the form of deferred share units. A DSU is equal in value to one common share of the Company. The units were issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value, determined as the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the settlement date, of the equivalent number of common shares, net of withholdings.

CAE Year-End Financial Results 2019 | 44

Notes to the Consolidated Financial Statements

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum required holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum required holdings mean no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum required holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are identical to the executive DSU plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its non-current liability in deferred gains and other non-current liabilities.
DSUs outstanding are as follows:

	2019	2018
DSUs outstanding, beginning of year	675,097	691,698
Units granted	92,211	99,632
Units redeemed	(253,176)	(143,560)
Dividends paid in units	9,338	27,327
DSUs outstanding, end of year	523,470	675,097
DSUs vested, end of the year	523,470	675,097

Long-Term Incentive Time Based Plans
The Company maintains two Long-Term Incentive Time Based plans. The plans are intended for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A unit under these plans is equal in value to one common share at a specific date. One of these plans is no longer granted.

Long-Term Incentive – Deferred Share Unit Plan (LTI-DSU)
The LTI-DSUs are entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement. Effective fiscal 2015, this plan was replaced by the LTI-TB RSU plan.

The plan stipulates that granted units vest equally over five years and that following a change of control, all unvested units vest immediately.

Long-Term Incentive – Time Based Restricted Share Unit Plan (LTI-TB RSU)
The LTI-TB RSU plan under which units are currently granted. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-TB RSUs held at the end of the vesting period. For participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-TB RSUs will vest by one third for each full year of employment completed during the period from the grant date to the date of termination. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date. For certain participants in the United States, vesting of unvested units takes place at the time of retirement.

LTI-TB RSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately.

Long-Term Incentive Time Based units outstanding under all plans are as follows:

		LTI-DSU		LTI-TB RSU
	2019	2018	2019	2018
Units outstanding, beginning of year	1,134,741	1,193,723	553,923	551,210
Units granted	—	—	148,670	179,440
Units cancelled	(2,523)	(1,768)	(8,487)	(21,640)
Units redeemed	(76,750)	(74,783)	(192,086)	(155,087)
Dividends paid in units	12,575	17,569	—	—
Units outstanding, end of year	1,068,043	1,134,741	502,020	553,923
Units vested, end of year	1,067,648	1,128,464	394,404	420,247

Long-Term Incentive Performance Based Plan
The Company maintains a Long-Term Incentive Performance Based plan. The plan is intended to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders.

45 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Long-Term Incentive – Performance Share Unit Plan (LTI-PSU)
Eligible participants of the LTI-PSU are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-PSUs held at the end of the vesting period multiplied by a factor which ranges from 0% to 200% based on the attainment of performance criteria set out pursuant to the plan. In relation to participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-PSUs will vest by one-sixth after year one, one-third after year two and one-half after year three. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date.

LTI-PSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately.

Long-Term Incentive Performance Based units outstanding are as follows:

		LTI-PSU
	2019	2018
Units outstanding, beginning of year	1,230,717	1,308,064
Units granted	756,386	819,566
Units cancelled	(25,491)	(50,376)
Units redeemed	(820,412)	(846,537)
Units outstanding, end of year	1,141,200	1,230,717
Units vested, end of year	876,095	933,977

NOTE 24 – SUPPLEMENTARY CASH FLOWS INFORMATION
Changes in non-cash working capital are as follows:

	2019	2018
		Restated
Cash provided by (used in) non-cash working capital:
Accounts receivable	$(1.3)	$18.1
Contract assets	(72.1)	(84.6)
Inventories	(22.2)	(6.3)
Prepayments	(5.7)	19.7
Income taxes recoverable	(4.9)	(6.5)
Accounts payable and accrued liabilities	157.0	(44.2)
Provisions	(8.7)	(21.0)
Income taxes payable	11.4	11.1
Deferred revenue	(2.5)	(1.7)
Contract liabilities	(15.8)	71.8
Changes in non-cash working capital	$35.2	$(43.6)

NOTE 25 – CONTINGENCIES
In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

The Company is subject to audits from various government and regulatory agencies on an ongoing basis. As a result, from time to time, authorities may disagree with positions and conclusions taken by the Company in its filings.

During fiscal 2015, the Company received a reassessment from the Canada Revenue Agency challenging the Company’s characterization of the amounts received under the SADI program. No amount has been recognized in the Company’s financial statements, since the Company believes that there are strong grounds for defence and will vigorously defend its position. Such matters cannot be predicted with certainty, however, the Company believes that the resolution of these proceedings will not have a material adverse effect on its financial position.

CAE Year-End Financial Results 2019 | 46

Notes to the Consolidated Financial Statements

NOTE 26 – COMMITMENTS
The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	2019	2018
No later than 1 year	$50.7	$44.4
Later than 1 year and no later than 5 years	136.9	118.9
Later than 5 years	86.5	76.7
	$274.1	$240.0

Rental expenses recognized in fiscal 2019 amounts to $65.1 million (2018 – $68.2 million).

Contractual purchase commitments
The total contractual purchase commitments are as follows:

	2019	2018
No later than 1 year	$240.2	$132.0
Later than 1 year and no later than 5 years	51.5	90.7
Later than 5 years	—	0.5
	$291.7	$223.2

NOTE 27 – CAPITAL RISK MANAGEMENT
The Company’s objectives when managing capital are threefold:
(i)    Optimize the Company’s cost of capital;
(ii)    Maintain the Company’s financial strength and credit quality;
(iii)   Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, issue new shares or debt, use cash to reduce debt or repurchase shares.

To accomplish its objectives stated above, the Company monitors its capital on the basis of the net debt to capital. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises share capital, contributed surplus, accumulated other comprehensive income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

	2019	2018
		Restated
Total debt (Note 12)	$2,328.3	$1,260.9
Less: cash and cash equivalents	(446.1)	(611.5)
Net debt	$1,882.2	$649.4
Equity	2,410.0	2,297.5
Total net debt plus equity	$4,292.2	$2,946.9
Net debt: equity	44:56	22:78

The Company has certain debt agreements which require the maintenance of a certain level of capital.

47 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 28 – FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions. Counterparty credit risk and the Company’s own credit risk are taken into account in estimating the fair value of financial assets and financial liabilities.

The following assumptions and valuation methodologies have been used to measure the fair value of financial instruments:

(i)	The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)
The fair value of derivative instruments, which include forward contracts, swap agreements and embedded derivatives accounted for separately and is calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and forward foreign exchange rate. Assumptions are based on market conditions prevailing at each reporting date. The fair value of derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(iii)
The fair value of the equity investments, which does not have a readily available market value, is estimated using a discounted cash flow model, which includes some assumptions that are not based on observable market prices or rates;

(iv)	The fair value of non-current receivables is estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

(v)
The fair value of long-term debts and non-current liabilities, including finance lease obligations and royalty obligations, are estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

(vi)
The fair value of the contingent considerations arising on business combinations are based on the estimated amount and timing of projected cash flows, the probability of the achievement of the criteria on which the contingency is based and the risk-adjusted discount rate used to present value the probability-weighted cash flows.

Fair value hierarchy
The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:   Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices in markets that are not active) or indirectly (i.e. quoted prices for similar assets or liabilities);

Level 3:   Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

CAE Year-End Financial Results 2019 | 48

Notes to the Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2019 and 2018:

			2019		2018
	Level	Carrying Value	Fair value	Carrying Value	Fair value
		Total	Total	Total	Total
				Restated	Restated
Financial assets (liabilities) carried at FVTPL(1)
Cash and cash equivalents	Level 1	$446.1	$446.1	$611.5	$611.5
Restricted cash	Level 1	27.3	27.3	31.8	31.8
Embedded foreign currency derivatives	Level 2	0.1	0.1	0.9	0.9
Equity swap agreements	Level 2	10.4	10.4	1.5	1.5
Forward foreign currency contracts	Level 2	(2.5)	(2.5)	(2.1)	(2.1)
Contingent consideration arising on business combinations	Level 3	(11.9)	(11.9)	(11.0)	(11.0)
Derivatives assets (liabilities) designated in a hedge relationship
Foreign currency swap agreements	Level 2	11.1	11.1	10.6	10.6
Forward foreign currency contracts	Level 2	(6.5)	(6.5)	(8.7)	(8.7)
Interest rate swap Agreements	Level 2	—	—	0.1	0.1
Financial assets (liabilities) classified as amortized cost
Accounts receivable(2)	Level 2	451.7	451.7	416.0	416.0
Investment in finance leases	Level 2	91.5	103.1	93.8	101.4
Advances to a portfolio investment	Level 2	29.5	29.5	38.1	38.4
Other assets(3)	Level 2	25.7	25.7	30.8	30.8
Accounts payable and accrued liabilities(4)	Level 2	(770.8)	(770.8)	(588.2)	(588.2)
Total long-term debt(5)	Level 2	(2,335.4)	(2,470.7)	(1,262.9)	(1,322.8)
Other non-current liabilities(6)	Level 2	(164.0)	(184.6)	(156.5)	(177.4)
Financial assets carried at FVOCI(7)
Equity investments	Level 3	3.3	3.3	1.5	1.5
		$(2,194.4)	$(2,338.7)	$(792.8)	$(865.7)
(1) FVTPL: Fair value through profit and loss.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Includes non-current receivables and certain other non-current assets.
(4) Includes trade accounts payable, accrued liabilities, interest payable, certain payroll-related liabilities and current royalty obligations.
(5) The carrying value excludes transaction costs.
(6) Includes non-current royalty obligations and other non-current liabilities.
(7) FVOCI: Fair value through other comprehensive income.

Change in level 3 financial instruments are as follows:

2019
Balance, beginning of year	$(9.5)
Total realized and unrealized losses:
Included in income	(0.9)
Issued and settled	1.8
Balance, end of year	$(8.6)

49 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 29 – FINANCIAL RISK MANAGEMENT
Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters documented in corporate policies. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Credit risk
Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets. Credit risks arising from the Company’s normal commercial activities are managed with regards to customer credit risk.

The Company’s customers are mainly established companies, some of which have publicly available credit ratings, as well as government agencies, which facilitates risk assessment and monitoring. In addition, the Company typically receives substantial non-refundable advance payments for contracts with customers. The Company closely monitors its exposure to major airline companies in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade receivables are not concentrated with specific customers but are held with a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable to third-party financial institutions for cash consideration on a limited recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are mainly in place with a diverse group of major North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality. The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with all the counterparties with whom it trades derivative financial instruments. These agreements make it possible to offset when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 4 and Note 28 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk
Liquidity risk is defined as the potential risk that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$550.0 million (2018 – US$550.0 million), with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. As well, the Company has agreements to sell interests in certain of its accounts receivable for an amount of up to US$300.0 million (2018 – US$300.0 million) (current financial assets program). As at March 31, 2019, the Canadian dollar equivalent of $266.2 million (2018 – $168.3 million) of specific accounts receivable were sold to a financial institution pursuant to these agreements. Proceeds were net of $4.4 million in fees (2018 – $2.4 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

CAE Year-End Financial Results 2019 | 50

Notes to the Consolidated Financial Statements

The following tables present a maturity analysis based on contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2019	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable
and accrued liabilities (1)	$770.8	$770.8	$770.8	$—	$—	$—	$—	$—
Total long-term debt (2)	2,335.4	3,393.0	359.8	251.7	200.3	239.4	228.6	2,113.2
Other non-current liabilities (3)	175.9	413.0	0.3	19.3	44.2	31.6	32.6	285.0
	$3,282.1	$4,576.8	$1,130.9	$271.0	$244.5	$271.0	$261.2	$2,398.2
Derivative financial
instruments
Forward foreign
currency contracts (4)	$9.0
Outflow		$1,708.0	$1,448.0	$186.4	$55.0	$16.3	$1.0	$1.3
Inflow		(1,699.0)	(1,437.1)	(189.4)	(54.7)	(15.5)	(1.0)	(1.3)
Swap derivatives on total
long-term debt (5)	(11.1)	(12.7)	(2.1)	(2.0)	(2.0)	(2.0)	(1.9)	(2.7)
Embedded foreign currency
derivatives (6)	(0.1)	(0.1)	(0.1)	—	—	—	—	—
Equity swap agreement	(10.4)	(10.4)	(10.4)	—	—	—	—	—
	$(12.6)	$(14.2)	$(1.7)	$(5.0)	$(1.7)	$(1.2)	$(1.9)	$(2.7)
	$3,269.5	$4,562.6	$1,129.2	$266.0	$242.8	$269.8	$259.3	$2,395.5

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2018	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
	Restated
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities (1)	$588.2	$588.2	$588.2	$—	$—	$—	$—	$—
Total long-term debt (2)	1,262.9	1,643.5	88.3	262.1	91.6	212.2	75.8	913.5
Other non-current liabilities (3)	167.5	422.7	—	18.8	18.6	43.0	30.9	311.4
	$2,018.6	$2,654.4	$676.5	$280.9	$110.2	$255.2	$106.7	$1,224.9
Derivative financial
instruments
Forward foreign
currency contracts (4)	$10.8
Outflow		$1,351.4	$1,146.5	$162.0	$22.4	$12.8	$6.7	$1.0
Inflow		(1,339.0)	(1,136.7)	(160.2)	(22.1)	(12.5)	(6.4)	(1.1)
Swap derivatives on total
long-term debt (5)	(10.6)	(12.7)	(2.2)	(1.8)	(1.8)	(1.8)	(1.7)	(3.4)
Embedded foreign currency
derivatives (6)	(0.9)	(0.9)	(0.9)	—	—	—	—	—
Equity swap agreement	(1.5)	(1.5)	(1.5)	—	—	—	—	—
	$(2.2)	$(2.7)	$5.2	$—	$(1.5)	$(1.5)	$(1.4)	$(3.5)
	$2,016.4	$2,651.7	$681.7	$280.9	$108.7	$253.7	$105.3	$1,221.4
(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations and excludes transaction costs.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Outflows and inflows are presented in CDN equivalent using the contractual forward foreign currency rate and include forward foreign currency contracts either presented as derivative liabilities or derivative assets.
(5) Includes interest rate swap and cross currency swap contracts either presented as derivative liabilities or derivative assets.
(6) Includes embedded foreign currency derivatives either presented as derivative liabilities or derivative assets.

Market risk
Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

51 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position. The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes.

Foreign currency risk
Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency, as well as on the net investment from its foreign operations which have functional currencies other than the Canadian dollar (in particular the U.S. dollar (USD), Euro (€ or EUR) and British pound (GBP or £). In addition, these operations have exposures to foreign exchange rates primarily through cash and cash equivalents and other working capital accounts denominated in currencies other than their functional currencies.

The Company mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

The consolidated forward foreign currency contracts outstanding are as follows:

(amounts in millions, except average rate)			2019			2018
	Notional	(1)	Average	Notional	(1)	Average
Currencies (sold/bought)	Amount		Rate	Amount		Rate
USD/CDN
Less than 1 year	$717.4		0.77	$572.2		0.79
Between 1 and 3 years	167.3		0.77	131.6		0.78
Between 3 and 5 years	17.4		0.79	20.2		0.80
Over 5 years	1.3		0.79	—		—
CDN/EUR
Less than 1 year	40.1		1.51	40.1		1.57
EUR/CDN
Less than 1 year	166.2		0.65	125.6		0.65
Between 1 and 3 years	71.3		0.61	2.5		0.63
Between 3 and 5 years	—		—	0.2		0.59
GBP/CDN
Less than 1 year	49.8		0.58	72.4		0.56
Between 1 and 3 years	1.8		0.55	19.4		0.57
CDN/GBP
Less than 1 year	5.3		1.74	33.4		1.80
CDN/USD
Less than 1 year	282.9		1.33	132.3		1.28
Between 1 and 3 years	—		—	5.8		1.29
GBP/USD
Less than 1 year	22.0		0.76	31.0		0.71
Between 1 and 3 years	1.0		0.74	12.8		0.76
Other currencies
Less than 1 year	164.2		—	139.6		—
Between 1 and 3 years	—		—	12.3		—
Total	$1,708.0			$1,351.4
(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

In fiscal 2013, the Company entered into interest-only cross currency swap agreements related to its multi-tranche private placement debt issued in December 2012, to effectively fix the USD-denominated interest cash flows in CDN equivalent. The Company designated two USD to CDN interest-only currency swap agreements as cash flow hedges with outstanding notional amounts of US$127.0 million ($130.5 million) (2018 – US$127.0 million ($130.5 million)) and US$98.0 million ($100.7 million) (2018 – US$98.0 million ($100.7 million)) corresponding to the two tranches of the private placement until December 2024 and December 2027 respectively.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

CAE Year-End Financial Results 2019 | 52

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis
The following table presents the Company’s exposure to foreign currency risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2019	$3.0	$(17.2)	$(0.4)	$(4.0)	$1.2	$(0.2)
2018	4.6	(17.3)	0.6	(1.6)	(0.3)	(1.6)

A reasonably possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risk
Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company has floating rate debts through its revolving unsecured credit facility and other-specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to manage interest rate exposures are mainly interest rate swap agreements. As at March 31, 2019, 83% (2018 – 88%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements.

Interest rate risk sensitivity analysis
In fiscal 2019, a 1% increase in interest rates would decrease the Company’s net income by $4.1 million (2018 – $1.2 million) and would have no impact on the Company’s OCI (2018 – $0.3 million) assuming all other variables remained constant. A 1% decrease in interest rates would have an opposite impact on net income.

Hedge of share-based payments cost
The Company has entered into equity swap agreements with major Canadian financial institutions to reduce its income exposure to fluctuations in its share price relating to the DSU, LTI-DSU and LTI-TB RSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institutions for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU, LTI-DSU and LTI-TB RSU programs and is reset quarterly. As at March 31, 2019, the equity swap agreements covered 2,250,000 common shares (2018 – 2,150,000) of the Company.

Hedge of net investments in foreign operations
As at March 31, 2019, the Company has designated a portion of its senior notes and term loan totalling US$822.8 million (2018 – US$372.8 million) and a portion of the obligations under finance lease totalling US$64.0 million (2018 – US$8.6 million) as a hedge of its net investments in U.S. entities. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of those U.S. entities.
Letters of credit and guarantees
As at March 31, 2019, the Company had outstanding letters of credit and performance guarantees in the amount of $205.0 million (2018 – $223.4 million) issued in the normal course of business. These guarantees are issued under the Revolving Credit Facility and the Performance Securities Guarantee (PSG).

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant on a sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

	2019	2018
Advance payment	$44.7	$56.7
Contract performance	42.3	39.6
Lease obligations	39.9	36.2
Financial obligations	76.9	88.7
Other	1.2	2.2
	$205.0	$223.4

53 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Indemnifications
In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

NOTE 30 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION
The Company elected to organize its operating segments principally on the basis of its customer markets. The Company manages its operations through its three segments. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker.

The Company has decided to disaggregate revenue from contracts with customers by segment, by products and services and by geographic location as the Company believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Results by segment
The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales and revenue.

	Civil Aviation		Defence
	Training Solutions		and Security		Healthcare			Total
	2019	2018	2019	2018	2019	2018	2019	2018
		Restated		Restated		Restated		Restated
External revenue	$1,875.8	$1,625.3	$1,306.7	$1,083.0	$121.6	$115.2	$3,304.1	$2,823.5
Depreciation and amortization
Property, plant and equipment	115.9	99.1	19.0	19.1	2.7	2.6	137.6	120.8
Intangible and other assets	41.3	37.5	27.5	30.8	10.8	10.5	79.6	78.8
Impairment of non-financial
assets – net (Note 21)	(4.9)	—	—	—	—	—	(4.9)	—
Write-downs of inventories – net	0.7	2.6	0.9	0.8	0.1	—	1.7	3.4
Write-downs (reversals of write-downs)
of accounts receivable – net	4.4	9.2	0.2	—	—	(0.1)	4.6	9.1
After tax share in profit of
equity accounted investees	23.0	32.2	10.4	11.0	—	—	33.4	43.2
Segment operating income	344.3	330.1	131.5	123.9	4.8	8.8	480.6	462.8

CAE Year-End Financial Results 2019 | 54

Notes to the Consolidated Financial Statements

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

	2019	2018
Civil Aviation Training Solutions	$260.1	$162.0
Defence and Security	65.7	49.2
Healthcare	12.6	10.0
Total capital expenditures	$338.4	$221.2

Addition of assets through the monetization of royalties
In November 2018, the Company agreed to monetize its future royalty obligations under an Authorized Training Provider agreement with Bombardier and extend this agreement to 2038. In December, the Company concluded the monetization transaction which resulted in a cash outlay of $202.7 million. The monetization represents the discounted sum of expected royalties payable by CAE over the next 20 years. As a result of this transaction, $156.7 million (Note 7 ) of intangible assets and $46.0 million (Note 6) of property, plant and equipment were recognized in the Civil Aviation Training Solutions segment.

Assets and liabilities employed by segment
The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contract assets, inventories, prepayments, property, plant and equipment, intangible assets, investment in equity accounted investees, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contract liabilities, deferred gains and other liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

	2019	2018
		Restated
Assets employed
Civil Aviation Training Solutions	$4,373.0	$3,072.8
Defence and Security	1,627.2	1,414.0
Healthcare	271.6	253.5
Assets not included in assets employed	893.7	1,039.9
Total assets	$7,165.5	$5,780.2
Liabilities employed
Civil Aviation Training Solutions	$1,098.3	$1,031.0
Defence and Security	595.2	469.8
Healthcare	48.8	42.0
Liabilities not included in liabilities employed	3,013.2	1,939.9
Total liabilities	$4,755.5	$3,482.7

Products and services information
The Company's revenue from external customers for its products and services are as follows:

	2019	2018
		Restated
Revenue
Simulation products	$1,473.8	$1,278.2
Training and services	1,830.3	1,545.3
	$3,304.1	$2,823.5

55 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Geographic information
The Company markets its products and services globally. Revenues are attributed to countries based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

	2019	2018
		Restated
Revenues from external customers
Canada	$253.3	$265.5
United States	1,283.3	1,068.2
United Kingdom	210.4	231.4
Germany	118.9	95.7
Netherlands	79.7	95.7
Spain	114.5	76.0
Other European countries	367.7	250.9
United Arab Emirates	109.0	110.0
China	226.5	207.6
Other Asian countries	361.1	268.2
Australia	50.1	55.8
Other countries	129.6	98.5
	$3,304.1	$2,823.5

	2019	2018
		Restated
Non-current assets other than financial instruments and deferred tax assets
Canada	$1,557.0	$903.2
United States	1,580.7	945.7
Brazil	116.4	118.1
United Kingdom	285.2	250.3
Luxembourg	187.0	194.1
Netherlands	196.9	223.6
Other European countries	336.5	324.8
Malaysia	177.6	197.1
Other Asian countries	177.8	149.2
Other countries	176.4	82.1
	$4,791.5	$3,388.2

CAE Year-End Financial Results 2019 | 56

Notes to the Consolidated Financial Statements

NOTE 31 – RELATED PARTY RELATIONSHIPS
The following tables include principal investments which, in aggregate, significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
AACE Vietnam Limited Liability Company	Vietnam	100.0%	100.0%
Asian Aviation Centre of Excellence (Singapore) Pte Ltd	Singapore	100.0%	100.0%
Avianca - CAE Flight Training (ACFT) S.A.S.	Colombia	100.0%	—%
CAE (UK) plc	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE Aircrew Training Services plc	United Kingdom	76.5%	76.5%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Services Pte Ltd.	Singapore	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training Peru S.A.	Peru	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	60.0%
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE Centre Copenhagen A/S	Denmark	100.0%	100.0%
CAE Centre Hong Kong Limited	Hong Kong	100.0%	100.0%
CAE Centre Oslo AS	Norway	100.0%	100.0%
CAE Centre Stockholm AB	Sweden	100.0%	100.0%
CAE CFT B.V.	Netherlands	100.0%	100.0%
CAE CFT Korea Ltd.	Korea	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Crewing Services Limited	Ireland	100.0%	100.0%
CAE El Salvador Flight Training S.A. de C.V.	El Salvador	99.5%	—%
CAE Electronik GmbH	Germany	100.0%	100.0%
CAE Engineering Korlatolt Felelossegu Tarsasag	Hungary	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Training (India) Private Limited1)	India	100.0%	50.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Healthcare Canada Inc.	Canada	100.0%	100.0%
CAE Healthcare Inc.	United States	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	100.0%	100.0%
CAE Integrated Enterprise Solutions Australia Pty Ltd.	Australia	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Kuala Lumpur Sdn Bhd	Malaysia	100.0%	100.0%
CAE Luxembourg Acquisition S.à r.l.	Luxembourg	100.0%	100.0%
CAE Maritime Middle East L.L.C.	United Arab Emirates	49.0%	49.0%
CAE Middle East L.L.C.	United Arab Emirates	49.0%	49.0%
CAE Military Aviation Training Inc.	Canada	100.0%	100.0%
CAE New Zealand Pty Ltd.	New Zealand	100.0%	100.0%
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Oxford Aviation Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE Shanghai Company, Limited	China	100.0%	100.0%
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%

57 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Investments in subsidiaries consolidated in the Company’s financial statements (continued):

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training & Services Brussels NV	Belgium	100.0%	100.0%
CAE Training & Services UK Ltd.	United Kingdom	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE USA Mission Solutions Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Logitude Oy	Finland	100.0%	—%
Oxford Aviation Academy (Oxford) Limited	United Kingdom	100.0%	100.0%
Parc Aviation Engineering Services Ltd	Ireland	100.0%	100.0%
Parc Aviation Limited	Ireland	100.0%	100.0%
Parc Aviation UK Ltd	United Kingdom	100.0%	100.0%
Parc Interim Limited	Ireland	100.0%	100.0%
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
SIM-Industries Brasil Administracao de Centros de Treinamento Ltda.	Brazil	100.0%	100.0%
SIV Ops Training, S.L.	Spain	80.0%	80.0%
(1)This entity became subsidiary during the fourth quarter of fiscal 2019 (Note 3).

Investments in joint ventures accounted for under the equity method:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
Aviation Training Northeast Asia B.V.	Netherlands	50.0%	50.0%
CAE Flight and Simulator Services Korea, Ltd.	Korea	50.0%	50.0%
CAE-LIDER Training do Brasil Ltda.	Brazil	50.0%	50.0%
CAE Melbourne Flight Training Pty Ltd.	Australia	50.0%	50.0%
CAE Middle East Pilot Services LLC	United Arab Emirates	49.0%	—%
CAE Simulation Training Private Limited	India	50.0%	25.0%
Embraer CAE Training Services LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
Flight Training Alliance GmbH	Germany	50.0%	50.0%
HATSOFF Helicopter Training Private Limited	India	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
JAL CAE Flight Training Co. Ltd.	Japan	50.0%	50.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Pegasus Ucus Egitim Merkezi A.S.	Turkey	49.9%	49.9%
Pelesys Learning Systems Inc.	Canada	45.0%	45.0%
Philippine Academy for Aviation Training Inc	Philippines	40.0%	40.0%
Rotorsim s.r.l.	Italy	50.0%	50.0%
Rotorsim USA LLC	United States	50.0%	50.0%
Singapore CAE Flight Training Pte Ltd.	Singapore	50.0%	—%

In fiscal 2019, the unrecognized share of losses of joint ventures for which the Company ceased to recognize when applying the equity method was $5.7 million (2018 – $7.0 million). As at March 31, 2019, the cumulative unrecognized share of losses for these entities was $12.7 million (2018 – $15.9 million) and the cumulative unrecognized share of comprehensive loss of joint ventures was $13.4 million (2018 – $17.1 million).

CAE Year-End Financial Results 2019 | 58

Notes to the Consolidated Financial Statements

NOTE 32 – RELATED PARTY TRANSACTIONS
The following table presents the Company’s outstanding balances with its joint ventures:

	2019	2018
		Restated
Accounts receivable (Note 4)	$33.9	$38.0
Contract assets	13.4	15.9
Other assets	18.7	25.3
Accounts payable and accrued liabilities (Note 9)	2.2	7.3
Contract liabilities	30.7	6.4
Other long-term liabilities	1.6	—

Other assets include a finance lease receivable of $6.7 million (2018 – $9.3 million) maturing in October 2022 and carrying an interest rate of 5.14% per annum, a loan receivable of $11.1 million (2018 – $8.9 million) maturing June 2026 and carrying a fixed interest rate of ten years Euro swap rate plus a spread of 2.50%, and a long-term interest-free account receivable of $0.9 million (2018 – $7.2 million) with no repayment term. As at March 31, 2019 and 2018 there are no provisions held against the receivables from related parties.

The following table presents the Company’s transactions with its joint ventures:

	2019	2018
		Restated
Revenue	$65.5	$72.5
Purchases	2.4	2.6
Other income	1.4	1.5

In addition, during fiscal 2019, transactions amounting to $0.6 million (2018 – $0.8 million) were made, at normal market prices, with organizations for which some of the Company’s directors are officers.

Compensation of key management personnel
Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation of key management for employee services is shown below:

	2019	2018
Salaries and other short-term employee benefits	$6.4	$7.0
Post-employment benefits – defined benefit plans(1)	1.9	1.8
Share-based payments	18.9	17.8
	$27.2	$26.6
(1) Includes net interest on employee benefits obligations.

59 | CAE Year-End Financial Results 2019